Exhibit 10.71

LEASE OF OFFICE SPACE

BERWEEN BCED MINNESOTA INC.,

AS LANDLORD, AND

INTER-REGIONAL FINANCIAL GROUP, INC.,

AS TENANT

-i-

ARTICLE 2.00 GRANT OF LEASE		7

2.01	Grant	7

2.02	Quiet Enjoyment	8

2.03	Covenants of Landlord and Tenant	8

2.04	Measurement	8

ARTICLE 3.00 TERM AND POSSESSION		8

3.01	Initial Term	8

3.02	Extension Options	9

3.03	Term	10

3.04	Acceptance of Premises	10

3.05	Storage Prior to Commencement Date	10

ARTICLE 4.00 RENT AND OCCUPANCY COSTS		10

4.01	Annual Rent	10
	(a) Initial Term	10
	(b) Extended Terms	11
	(c) Expansion Space	11
	(d) Rent Abatement	12
	(e) Annual Rent – Payment	12

4.02	Occupancy Costs and Tax Costs	13

4.03	Other Charges	13

4.04	Payment of Rent – General	13

4.05	Annual Rent – Early Termination	13

4.06	Payment – Occupancy Costs	14

4.07	Payment – Tax Costs	16

4.08	Tenant’s Rights of Abatement and Setoff	18

ARTICLE 5.00 USE OF PREMISES		19

5.01	Use	19

5.02	Compliance with Laws and Insurance Requirements	22

5.03	Nuisance	22

ARTICLE 6.00 SERVICES, MAINTENANCE, REPARI AND ALTERATIONS
	BY LANDLORD	23

6.01	Operation of Property	23

6.02	Services to Premises	23

6.03	Building Services	24

6.04	Maintenance, Repair and Replacement	25

6.05	Additional Services	26

6.06	Alterations by Landlord	28

6.07	Access by Landlord	28

6.08	Energy, Conservation and Security Policies	29

6.09	Mechanical System Performance	30

ARTICLE 7.00 MAINTENANCE, REPARI, ALTERATIONS AND
	IMPROVEMENTS BY TENANT	31

7.01	Condition of Premises	31

7.02	Failure to Maintain Premises	31

7.03	Alterations by Tenant	31

7.04	Trade Fixtures and Personal Property	32

7.05	Mechanic’s Liens	32

7.06	Utilities	33

ARTICLE 8.00 TAXES		33

8.01	Landlord’s Taxes	33

8.02	Tenant’s Taxes	34

8.03	Right to Contest	34

ARTICLE 9.00 INSURANCE		35

9.01	Landlord’s Insurance	35

9.02	Tenant’s Insurance	35

9.03	Waiver of Claims	36

9.04	Tenant’s Improvements	37

ARTICLE 10.00 INJURY TO PERSON OR PROPERTY		37

10.01	Indemnity by Tenant	37

10.02	Subrogation and Release	38

10.03	Landlord’s Hazardous Waste Indemnity	38

ARTICLE 11.00 ASSIGNMENT AND SUBLETTING		39

11.01	Right to Assign or Sublet	39

11.02	Limitations	40

11.03	General	42

11.04	Sale of Affiliate	42

ARTICLE 12.00 SURRENDER		43

12.01	Possession	43

12.02	Trade Fixtures, Personal Property and Improvements	43

12.03	Merger	43

12.04	Payments After Termination	44

ARTICLE 13.00 HOLDING OVER		44

13.01	Month-to-Month Tenancy	44

13.02	Tenancy at Sufferance	44

13.03	General	45

ARTICLE 14.00 RULES AND REGULATIONS		45

14.01	Purpose	45

14.02	Observance	45

14.03	Modification	45

14.04	Non-Compliance	46

ARTICLE 15.00 EMINENT DOMAIN		46

15.01	Taking of Premises	46

15.02	Partial Taking of Building	46

15.03	Surrender	47

15.04	Partial Taking of Premises	47

15.05	Awards	47

ARTICLE 16.00 DAMAMGE BY FIRE OR OTHER CASUALTY		48

16.01	Limited Damage to Premises	48

16.02	Major Damage to Premises	48

16.03	Abatement	49

16.04	Major Damage to Building	49

16.05	Limitations on Landlord’s Liability	50

ARTICLE 17.00 TRANSFERS BY LANDLORD		50

17.01	Sales, Conveyance and Assignment	50

17.02	Effect of Sale, Conveyance or Assignment	50

17.03	Subordination	51

17.04	Attornment	51

17.05	Nondisturbance	51

17.06	Effect of Atornment	52

17.07	Execution of Instruments	52

17.08	Limitation of Landlord’s Personal Liability	52

ARTICLE 18.00 NOTICES, ACKNOWLEDGEMENTS,AUTHORITIES FOR
	ACTION	53

18.01	Notices	53

18.02	Acknowledgements	53

18.03	Authorities for Action	54

ARTICLE 19.01 DEFAULT		55

19.01	Payment of Rent; Interest and Costs	55

19.02	Right of Landlord to Perform Other Covenants	55

v

19.03	Events of Default	56

19.04	Waiver of Redemption	57

19.05	Surrender	58

19.06	Payments	58

19.07	Remedies Cumulative	59

ARTICLE 20.00 MISCELLANEOUS		59

20.01	Relationship of Parties	59

20.02	Consent Not Unreasonably Withheld	59

20.03	Applicable Law and Construction	60

20.04	Entire Agreement	60

20.05	Amendment or Modification	61

20.06	Construed Covenants and Severability	61

20.07	No Implied Surrender or Waiver	61

20.08	Successors Bound	62

20.09	Previous Drafts Not Relevant	62

ARTICLE 21.00 MEASUREMENT STANDARDS		62

21.01	Square Feet – Single Tenancy Floors	62

21.02	Square Feet – Multiple Tenancy Floors	63

ARTICLE 22.00 PARKING		64

22.01	Tenant’s Rights	64

22.02	parking Rights for Expansion Space	65

22.03	Adjustments	66

22.04	Provision of Parking Contracts	66

ARTICLE 23.00 EXPANSION SPACE AND FIRST OFFER		67

23.01	Expansion Options	67

23.02	Failure to Exercise on Expansion Option	68

23.03	Location of Expansion Space	69

23.04	Delivery of Expansion Space	69

23.05	Annual Rent for Expansion Space	71

23.06	Improvements	71

23.07	Condition of Expansion Space	72

23.08	Limitation; Amendment	72

23.09	Right of First Offer	73

ARTICLE 24.00 FAIR RENTAL VALUE		76

24.01	Definition	76

24.02	Determination	77

24.03	Pending Determination	80

ARTICLE 25.00 PROPERTY AND BUILDING NAME		80

25.01	Name	80

25.02	Change in Name	81

25.03	Limitation	81

ARTICLE 26.00 FORCE MAJEURE		82

ARTICLE 27.00 ADDITIONAL PROVISIONS		82

27.01	Confidentiality	82

27.02	Memorandum	83

TABLE OF EXHIBITS

EXHIBIT A	-	Legal Description

EXHIBIT B	-	Operating Costs and Taxes

EXHIBIT C	-	Rules and Regulation

EXHIBIT D	-	Building Modifications (Construction of Improvements in the Initial Space)

EXHIBIT E	-	(Intentionally Omitted).

EXHIBIT F	-	Janitorial Schedule

EXHIBIT G	-	Display Area

1907g

  LEASE OF OFFICE SPACE made as of February 6, 1989.

BETWEEN:	BCED Minnesota Inc.,
a Minnesota corporation (“Landlord”)
4340 Multifoods Tower
Minneapolis, Minnesota 55402

AND:	Inter-Regional Financial Group, Inc.,
a Delaware corporation (“Tenant”)
100 Dain Tower
Minneapolis, Minnesota 55402

FOR PREMISES IN:	Dain Plaza Office Tower
Minneapolis, Minnesota

LANDLORD AND TENANT, in connection of the covenants herein contained, hereby agree as follows:

ARTICLE 1.00         DEFINITIONS

1.01     Definitions.         In this Lease:

   “Affiliate” means (a) any corporation, partnership or other business entity which controls Tenant as its immediate or remote parent, is controlled by the parent of Tenant as a subsidiary of such parent or is controlled by Tenant as a subsidiary of Tenant, and (b) any successor to Tenant (or to any Affiliate of Tenant, as long as the requirements of clause (a) continue to be met) by merger, acquisition, reorganization or similar transaction involving all or substantially all of the assets of Tenant (or such Affiliate). For the purpose hereof the words “control”, “controlled by” and “under common control with” shall mean, with respect to any corporation, partnership or other business entity, the ownership of fifty percent or more of the voting interests in such entity.

“Annual Rent” means the amount payable by Tenant to Landlord in respect of each year of the Term under Article 40010

“Architect” shall mean Lohan Associates of Chicago, Illinois, or other architectural firm of national standing selected by BCED and approved by IFG, which approval shall not be unreasonably withheld or delayed.

“Article” means an article of this Lease.

“Building” means the office building located on the Land, all related improvements located on the Land, and all replacements thereof, but excluding the Retail Facility, the Parking Facility, the Delivery Facility and the Common Areas.

“Commencement Date” has the meaning set forth in Section 9(a) of Exhibit D.

“Common Areas” means those portions of the Property which are provided to be used in common by (or by the sUb1essees, agents, employees, customers or licensees of) Landlord, Tenant and other tenants of the Property, whether or not the same are open to the general public; and shall include any fixtures, chattels, systems, decor, signs, facilities, or landscaping contained therein or maintained or used in connection therewith, and shall be deemed to include the city sidewalks adjacent to the Property and any pedestrian walkway system, building service area, park or other public facility in respect of which Landlord is from time to time subject to obligations in its capacity as owner of the Property or part thereof, but shall not include any part of the Building, the Retail Facility, the Delivery Facilities or the Parking Facility.

“Delivery Facilities” means those improvements on the Land, which are below grade and which are from time to time designated by Landlord for loading and service facilities and access thereto.

“Events of Default” has the meaning set forth in Article 19.03.

“Fair Rental Value” has the meaning set forth in Article 24.00.

“Fiscal Year” has the meaning set forth in Section 1.01(b)(v) of Exhibit B.

“Floor” or “Floors” means the floor levels of the Building above street level. All Floors shall be numbered sequentially from the street level, and the Floor at street level shall be the First Floor.

“Hazardous Material” means any hazardous or toxic substance, materials or waste which is or becomes regulated by any local governmental authority, the State of Minnesota or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (a) listed or defined as a “Hazardous waste”, “extremely hazardous waste,” “restricted hazardous waste,” or “hazardous substance” under any municipal, state, or federal law, code or other regulation, (b) petroleum, (c) asbestos, (d) polychlorinated biphenyl, (e) designated as a

“hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (f) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), (g) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601), or (h) any substance which contaminates soil or ground water and causes degradation of the soil and/or water to the extent that mitigation methods are needed to restore the soil or water to a safe and natural state.

“Initial Space” means space in the Building located on all of the eleventh through the eighteenth Floors.

“Initial Term” has the meaning set forth in Article 3.01.

“Interest Rate” means a per annum rate of interest equal to the lesser of (a) the rate publicly announced by Norwest Bank Minneapolis, N.A. from time to time” as its prime or base rate plus two percentage points, and (b) the highest rate permitted by applicable law.

“Land” means means the parcel of land in the City of Minneapolis that is legally described on Exhibit A attached hereto.

“Lease” means this lease, all exhibits to this lease, and every properly executed instrument which by its terms amends, modifies or supplements this Lease, including, without limitation, the documents identified in Section 16.4 of the Master Agreement.

“Lease Year” means a period of twelve consecutive calendar months commencing on the Commencement Date or any anniversary thereof.

“Master Agreement” means that certain Master Agreement of even date herewith between Landlord and Tenant.

“Mortgage” means any mortgage, indenture, deed of trust, security agreement, and including, in the event of a sale and leaseback, the lease creating the leaseback, or similar related collateral instruments, and any modification, extension, renewal, replacement or substitution thereof or therefor which shall be an encumbrance upon the Property or part thereof.

“Mortgagee” means the holder, trustee, beneficiary or lessor, as applicable, of any Mortgage.

“Non-Occupied Space” means at any time all space in the Premises that is vacant or that is occupied by any person or entity other than Tenant or its Affiliates.

“Normal Business Hours” means 7:30 a.m. through 6:00 p.m., Monday through Friday, and 8:00 a.m. through 1:00 p.m., Saturday, excluding days which are legal or statutory holidays in the jurisdiction in which the Building is located, if the New York Stock Exchange is closed on such legal or statutory holidays; provided, however, that Tenant shall have the right, at its option, to change the 7:30 a.m. commencement time for Normal Business Hours, on Monday through Friday, to 7:00 a.m.

“Occupancy Costs” has the meaning set forth in Section 3.01 of Exhibit B.

“Occupied Space” means at any time all space in the Premises other than Non-Occupied Space.

“Other Charges” means amounts payable by Tenant to Landlord under Article 4.03.

“Parking Contract” means a contract providing for the right on the part of a tenant of the Building to use an undesignated parking space in the Parking Facility.

“Parking Facility” means those improvements on the Land, which are below grade and which are from time to time constructed or used for vehicular parking or access thereto, all appurtenances thereto, and all replacements thereof.

“Premises” means as of any date the Initial Space together with all Expansion Space or other space that has been incorporated into the Premises as of such date pursuant to Article 23.00.

“Property” means the Land and all improvements located thereon from time to time.

“Qualifying Assignment” means an assignment or other transfer of all of Tenant’s interest under this Lease, whether voluntarily, involuntarily or by operation of law, to a transferee that is not an Affiliate of Tenant making the assignment. In addition, a Qualifying Assignment shall be deemed to have occurred if at any time Tenant has subleased or otherwise transferred rights to possession of more than seventy-five percent of the Premises to entities other than Affiliates under subleases whose average term (weighted to account for the number of Square Feet covered by each) extends for more than seventy-five percent of the balance at such time of the Initial Term or of any then current Extended Term under

Article 3.02. An assignment or other transfer of all of Tenant’s interest under this Lease to an Affiliate of Tenant making such assignment shall be a Qualifying Assignment from and after the date such Affiliate ceases to be an Affiliate of Tenant making such assignment.

“Rent” means the aggregate of all amounts payable by Tenant to Landlord under Articles 4.01, 4.02, 4.03 and 5.01(f).

“Retail Facility” means the retail facility located on the Land, from time to time, all related improvements located on the Land from time to time, and all replacements thereof, but excluding the Building, the Parking Facility, the Delivery Facility and the Common Areas.

“Rules and Regulations” means those rules and regulations set forth on Exhibit C.

“Square Feet” means any of the Square Feet in the Building.

“Square Feet in the Building” means the aggregate rentable square feet within the rentable areas of the Building, as calculated in accordance with Article 21.00.

“Tax Costs” has the meaning set forth in Section 2.01 of Exhibit B.

“Taxes” has the meaning set forth in Section 1.01(b)(iii) of Exhibit B.

“Term” has the meaning set forth in Article 3.03.

ARTICLE 2.00    GRANT OF LEASE

2.01      Grant.      Landlord hereby demises and leases the Premises to Tenant, and Tenant hereby leases and accepts the Premises from Landlord, to have and to hold during the Term, subject to the terms and conditions of this Lease.

2.02      Quiet Enjoyment.      Landlord shall warrant and defend Tenant in the quiet enjoyment and possession of the Premises during the Term, subject to the terms and conditions of this Lease.

2.03      Covenants of Landlord and Tenant.      Landlord covenants to observe and perform all of the terms and conditions to be observed and performed by Landlord under this Lease. Tenant covenants to pay the Rent when due under this Lease, and to observe and perform all of the terms and conditions to be observed and performed by Tenant under this Lease.

2.04      Measurement.      At Tenant’s written request, made not more than 30 days after the Commencement Date (or after the date of addition to the Premises of any Expansion Space or other space under Article 23.00), the number of Square Feet in the Initial Space (or in such Expansion Space or other space) shall be certified, based on construction or other suitable and accurate drawings, by an architect or special consultant satisfactory to Landlord and Tenant and qualified to make such certification. The costs of such architect or consultant shall be divided equally between and paid by Landlord and Tenant.

ARTICLE 3.00        TERM AND POSSESSION

3.01      Initial Term.      The term of this Lease shall be fifteen years, beginning on the Commencement Date and ending on the last day of the fifteenth Lease Year, unless terminated or extended as provided in this Lease, which period of fifteen years is referred to in this Lease as the Initial Term.

3.02      Extension Options.

(a)        Tenant shall have, with respect to the entire Premises, the option (each an “Extension Option”) to extend the Term beyond the Initial Term for three consecutive periods of five years each (each an “Extended Term”). Tenant shall exercise an Extension Option, if at all, with respect to any Extended Term by giving written notice of exercise to Landlord not later than a date twenty-four months prior to the end of the Initial Term or prior to the end of the then existing Extended Term, as the case may be. Annual Rent for each Extended Term shall be as set forth in Article 4.01(b).

(b)      Notwithstanding any other provision of this Lease, (i) the Extension Options contained in Article 3.02 may not be severed from this Lease or separately sold, assigned or otherwise transferred, (ii) this Lease shall not be extended for any Extended Term if this Lease has been surrendered or terminated prior to the commencement of such Extended Term and (iii) an Extension Option may not be exercised, and no Extended Term shall commence, at any time at which an Event of Default has occurred and is continuing. In addition, Tenant may not exercise any Extension Option at any time at which the number of Square Feet of Non-Occupied Space equals or exceeds ninety percent of the number of Square Feet in the Premises. Upon request of either party, the other party will, at the expiration of the Initial Term or of any Extended Term, execute and deliver either an amendment to this Lease stating that this Lease has been extended and setting forth Annual Rent for the Extended Term in question or a certificate affirming that this Lease has not been extended.

3.03      Term.      As used in this Lease, the “Term” shall mean at any time the Initial Term together with any then effective Extended Term.

3.04      Acceptance of Premises.      Taking possession of all or any portion of the Premises by Tenant for the conduct of its business shall be conclusive evidence against Tenant that the Premises or such portion thereof are in satisfactory condition on the date of taking possession, subject only to latent defects and deficiencies (if any) and to any other defects and deficiencies listed in writing in a notice delivered by Tenant to Landlord not more than ninety days after the Commencement Date. Tenant shall not be entitled to give such notice with respect to improvements or installations in the Premises made or installed by Tenant or its contractors, agents or employees.

3.05      Storage Prior to Commencement Date.      Prior to the Commencement Date. Tenant shall have the right to store furniture, furnishings and other items intended to be used, installed or located in the Initial Space without paying any Rent therefore, at Tenant’s risk and expense so long as such storage does not unreasonably interfere with construction and preparation of the Initial Space and is reasonably approved by Landlord in advance.

ARTICLE 4.00        RENT AND OCCUPANCY COSTS

4.01      Annual Rent.      Tenant shall pay to Landlord as Annual Rent for the Premises the amounts set forth below:

(a)        Initial Term.      Tenant shall pay as Annual Rent for the Initial Space during the Initial Term, commencing on the Commencement Date, the following amounts at the following times:

(i)	for the period from and including the Commencement Date to and including the last day of the second Lease Year, the product of $12.00 times the number of Square Feet in the Initial Space;

(ii)	for the period from and including the first day of the third Lease Year to and including the last day of the fifth Lease Year. the product of $16.00 times the number of Square Feet in the Initial Space;

(iii)	for the period from and including the first day of the sixth Lease Year to and including the last day of the tenth Lease Year, the product of $18.00 times the number of Square Feet in the Initial Space;

(iv)	for the period from and including the first day of the eleventh Lease Year to and including the last day of the fifteenth Lease Year, the product of $22.00 times the number of Square Feet in the Initial Space.

(b)         Extended Terms.       Tenant shall pay as Annual Rent for the Premises during each Extended Term, if any, an amount equal to the product of the number of Square Feet in the Premises as of the first day of such Extended Term times (i) with respect to the first Extended Term, 90 percent of Fair Rental Value as of a date six months before the commencement of such Extended Term, and (ii) with respect to the second and third Extended Terms, Fair Rental Value as of a date six months before the commencement of such Extended Term.

(c)         Expansion Space.       Tenant shall pay as Annual Rent for each portion of the Expansion Space, if any, the amounts set forth in

Article 23.05 hereof, and for any space added to the Premises under Article 23.09, the amounts determined under Article 23.09.

(d)         Rent Abatement.       Notwithstanding the provisions of Article 4.01 and 4.02 and any other provision of this Lease:

(i)	Tenant shall have no obligation to installments of Annual Rent for each Floor in the Initial Space with respect to the first Lease Year, and

(ii)	Tenant shall have no obligation to pay installments of Annual Rent, Occupancy Costs or Tax Costs for the eighteenth Floor with respect to the first three Lease Years.

Nothing in Article 4.01(d)(i) shall affect Tenant’s obligation to pay Occupancy Costs, Tax Costs and Other Charges with respect to all Floors in the Initial Space other than the eighteenth Floor at all times under this Lease, and nothing in Article 4.01(d)(ii) shall affect Tenant’s obligation to pay Other Charges with respect to the eighteenth Floor at all times under this Lease.

(e)         Annual Rent - Payment.       Annual Rent for the Premises shall be payable in advance and without notice in monthly installments, each in the amount of one-twelfth of the Annual Rent for the Premises, on the Commencement Date and on the first day of each calendar month thereafter during the Term. If the Commencement Date occurs on other than the first day of a calendar month, the monthly installment of Annual Rent payable on the Commencement Date shall be that proportion of Annual Rent which the number of days from the Commencement Date to the last day of such calendar month bears to 365.

4.02       Occupancy Costs and Tax Costs.       Tenant shall pay to Landlord, at the times and in the manner provided in Articles 4.06 and 4.07, Occupancy Costs and Tax Costs, respectively.

4.03       Other Charges.       Tenant shall pay to Landlord, at the times and in the manner provided in this Lease, all amounts (other than those payable under Articles 4.01 and 4.02) which are payable by Tenant to Landlord under this Lease.

4.04       Payment of Rent - General.       All amounts payable by Tenant to Landlord under this Lease shall deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided. and Landlord shall have all rights against Tenant for default in any such payment as in the case of arrears of Rent. Rent shall be paid to Landlord, without deduction or set-off (except as provided in Article 4.08), in legal tender of the jurisdiction in which the Building is located, at the address of Landlord as set forth in the beginning of this Lease, or to such other person or at such other address as Landlord may from time to time designate in writing. Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease.

4.05       Annual Rent - Early Termination.       If the Term ends on a day other than the last day of a calendar month, the installment of Annual Rent payable on the first day of the last calendar month of the Term shall be that proportion of Annual Rent which the number of days from the first day of such last calendar month to the last day of the Term bears to 365.

4.06       Payment - Occupancy Costs.

(a)     Prior to the Commencement Date and not later than 15 days before the beginning of each Fiscal Year thereafter, Landlord shall, after consulting with Tenant during the budgeting process, compute and deliver to Tenant a bona fide estimate of Occupancy Costs for the Fiscal Year in which the Commencement Date occurs and for each Fiscal Year thereafter, and without further notice Tenant shall pay to Landlord in monthly installments one-twelfth of such estimate simultaneously with Tenant’s payments of Annual Rent during such Fiscal Year.

(b)     Unless delayed by causes beyond Landlord’s reasonable control, Landlord shall deliver to Tenant within 120 days after the end of each Fiscal Year a written statement (the “Statement”) prepared by Landlord and setting out in reasonable detail the amount of Occupancy Costs for such Fiscal Year and certified to be correct by an officer of Landlord. If the aggregate of monthly installments of Occupancy Costs actually paid by Tenant to Landlord during such Fiscal Year differs from the amount of Occupancy Costs payable for such Fiscal Year under Article 4.02. Tenant shall pay or Landlord shall refund (as the case may be) the difference within 30 days after the date of delivery of the Statement. With respect to any Fiscal Year during which an abatement of Occupancy Costs occurs under Article 4.01(d)(ii), the adjustment of the amount of Occupancy Costs actually paid to the amount payable under Article 4.02 shall apply only to installments or parts of Occupancy Costs which are not abated under Article 4.01(d)(ii).

(c)      If Landlord and Tenant disagree on the accuracy of Occupancy Costs as set forth in the Statement, Tenant shall nevertheless make payment in accordance with any notice given by Landlord, but Tenant may within six months after the date Tenant receives the Statement, cause the Occupancy Costs for the period covered by the Statement to be audited by a certified accountant approved by Landlord (which approval will not be unreasonably withheld and will be deemed given if not given or withheld by Landlord within ten days after Tenant’s written request for approval is received by Landlord), in which case Landlord will submit Landlord’s relevant books and records to such auditor at a location in Minneapolis, Minnesota that is reasonably acceptable to Tenant. The results of any such audit will be conclusive, and any adjustment required to any previous payment made by Tenant or Landlord by reason of any such audit shall be made within 14 days of delivery of such audit by such auditor to Landlord and Tenant, and the party required to make payment under such adjustment shall bear all costs of the audit, except where that payment represents two percent or less of Occupancy Costs, in which case Tenant shall bear all such costs.

(d)      Neither party may claim a re-adjustment in respect of Occupancy Costs for a Fiscal Year if based upon any error of computation or allocation except by notice delivered to the other party within six months after the date of delivery of the Statement.

(e)      If the estimated Occupancy Costs during any Fiscal Year exceed actual Occupancy Costs for such Fiscal Year by an amount equal to 3% of the estimated Occupancy Costs or more, Landlord will also along with such difference, promptly pay to Tenant an amount equal to interest on such difference at the Interest Rate less two percentage points, calculated on the assumption that 1/12 of such difference was advanced in each calendar month of such Fiscal Year.

4.07      Payment - Tax Costs.

(a)      At the time of delivery to Tenant of the estimate of Occupancy Costs under Article 4.06(a), Landlord shall deliver to Tenant a written estimate of Taxes and Tax Costs for the Fiscal Year in question. Furthermore, promptly after receipt of a statement from the appropriate authority for Taxes or any installment thereof with respect to any Fiscal Year, Landlord shall send a copy of such statement to Tenant together with a calculation of Tax Costs or installment thereof shown to be due on such statement. Without further notice, Tenant shall pay to Landlord, on or before the later of (i) ten days prior to the date on which Taxes or the installment thereof in question is due as set forth in the statement and (ii) fifteen days after receipt of Landlord’s calculation, an amount equal to Tax Costs or such installment thereof.

(b)      If after Tenant has paid Tax Costs under Article 4.07(a), the assessed valuation or tax rate which was utilized in computing the Taxes of which such Tax Costs are part is reduced or increased (as a result of settlement, final determination of legal proceedings or otherwise), and as a result thereof a refund of Taxes is actually received by or on behalf of Landlord during or after the Term, or the payment of additional Taxes is made by Landlord during the Term, then, promptly after receipt of such refund or the making of such payment, Landlord shall send Tenant a statement setting forth Tenant’s share of such refund (after Landlord’s expenses of obtaining the same) or payment, and with such statement Landlord shall refund such share directly to Tenant or within 15 days after delivery of such statement Tenant shall pay such share to Landlord; provided, that Tenant’s share of any such refund shall be limited to the amount, if any, which Tenant had theretofore paid to Landlord as Tax Costs. This provision shall survive the termination of this Lease.

(c)      Landlord shall elect to contest or not to contest Taxes for any year in its reasonable business judgment and consistent with the best interests, long term and short term, of the Building. At the request of Tenant from time to time, Landlord shall consult with Tenant regarding the valuation and rates for the Building and Landlord’s and Tenant’s views on the fairness thereof. If after such consultation Tenant in the exercise of its reasonable judgment notifies Landlord that Tenant believes that Taxes are excessive because of improper valuations, tax rates or special assessments and should be contested, Landlord agrees to contest the Taxes in a manner and to an extent consistent with reasonable diligence and to include all costs relating to the contest as a part of Occupancy Costs. If Landlord contests the Taxes and receives a refund or incurs additional Taxes. adjustments will be made between Landlord and Tenant in accordance with Section 4.07(b).

4.08      Tenant’s Rights of Abatement and Setoff.

(a)    Provisions to the contrary, if any, contained in this Lease notwithstanding, in the event that for any reason within Landlord’s control (and specifically excluding, without limitation, the negligence or other act of Tenant or its Affiliates or any of their contractors, agents, employees), any service or facility required to be furnished by Landlord to the Premises under Articles 6.02 or 6.03(a), (b), (c), (e) or (f) is interrupted for a period in excess of two consecutive business days after receipt of written notice of such interruption from Tenant, and the conduct of Tenant’s business is significantly impaired and disturbed in the Premises or part thereof as a result of such interruption, then Tenant shall be entitled to an abatement of Rent (a) that is proportionate to the part or whole of the Premises that is so affected and that is proportionate to the degree of the effect, from the commencement of such two-day period for the balance of the time that the Premises or part thereof is so affected. In the event that such interruption occurs more than twice during any Lease Year, Tenant shall be entitled to such abatement from the commencement of such interruption, irrespective of the number of days such interruption continues.

(b)    In the event that Landlord fails to perform any covenant or obligation of Landlord hereunder, and such failure continues for 10 days after receipt of written notice from Tenant, then Tenant shall be entitled to offset any resulting claim Tenant may have and reduce to final judgment, after entry of such judgment, against Rent first coming due thereafter under this Lease.

(c)    Tenant shall send copies of its notice under Article 4.08(a) or (b) to Landlord’s Mortgagees, if any, if Landlord has previously in writing provided Tenant with the name and address of such Mortgagees, although Tenant’s failure to send such copies shall not impair the effectiveness of Tenant’s notice to Landlord under Article 4.08(a) or (b).

ARTICLE 5.00      USE OF PREMISES

5.01      Use.      The Premises shall be used and occupied only for general office purposes and any related legal use or for such other purpose as Landlord may specifically authorize in writing. “Related legal uses” shall include, at Tenant’s option and without limitation (but subject to the requirements of Exhibit D or Article 7.03):

(a)    Rights to use, operate and maintain an employee lunchroom or rooms, and a catering kitchen or kitchens, with such vending machines, services, facilities and equipment as is normally made available in connection with such operation and use,

(b)    Rights to use, operate and maintain a trading floor and/or trading level with, at Tenant’s option, high ceiling, tiered space, multi-level work stations, having high power requirements, heavily equipped for communications purposes, and/or designed for high density use,

(c)    Rights to use, operate and maintain an auditorium equipped, at Tenant’s option, with special media capability,

(d)    Rights to install and maintain signs within the Premises and on the doors leading into the Premises, provided that such signs are consistent with the character and quality of the Building,

(e)    Rights to have installed at Landlord’s cost and direction, and to have maintained at Landlord’s expense as an Occupancy Cost to be shared by the tenants of the Building, the following signs on the exterior of the Building and outside of the Premises: Dain Bosworth Logo and Dain Bosworth Plaza building identification signage in the lobby of the Building comparable to First Bank Place East, Dain Bosworth Plaza building identification sign on the 6th Street exterior of the Building comparable to Norwest Center, Dain Bosworth logos on the exterior and interior elevator doors of all twelve elevators serving the Building comparable to the Quaker Tower, Chicago, Illinois elevator treatment, adequate visible directional signal to and identifying the Dain Bosworth Plaza in the retail lobby areas located in the Property, and in adjoining skyways. In addition, Landlord agrees to use its reasonable efforts to arrange placement of appropriate directional signs in the Minneapolis skyway system identifying the Building as the Dain Bosworth Plaza, and routing pedestrian traffic to the Building as so identified.

(f)    The following described promotional display rights to be exercised from time to time, at Tenant’s option, in the Building lobby: Tenant and at Tenant’s option its Affiliates shall have during the Term and any Extended Term the exclusive right at Tenant’s option to use the 5’ by 15’ area of the Building lobby identified by crosshatching on Exhibit G attached hereto and made a part hereof, for promotional and display purposes, and for purposes reasonably incidental thereto. Tenant shall maintain and may change such displays from time to time, at Tenant’s expense. Landlord may require removal by Tenant, at Tenant’s expense, of any display which fails to embody a first class quality of presentation and materials, reasonably consistent with the first class quality and appearance of the Building. Said 5’ by 15’ lobby display area shall not be included in the Initial Space for the purpose of calculation of Square Feet, or for the purpose of determining Tenant’s share of Occupancy Costs and Tax Costs. Tenant agrees to pay Landlord monthly rent in the amount of $100.00 on the first day of each month during which Tenant exercises its display rights hereunder, as the sole reimbursement to be paid Landlord by Tenant for such display rights, and as an additional component of the Rent.

(g)       Tenant shall have the right, at its option, at no additional Rent to Tenant (except reasonable charges for any utility services consumed), and at Tenant’s expense, to install, use, maintain and/or replace an appropriately sized and workable satellite dish on the roof of the Building at a location designated by Landlord, together with such additional wiring and installation as shall reasonably be required to permit the Tenant to use and operate such satellite dish in connection with Tenant’s use and operation of the Premises. This installation, maintenance, repair and replacement of such satellite dish and wiring may be performed by such contractors or agents as Tenant may designate, subject to the prior written consent of Landlord. Tenant will have the right to remove such satellite dish upon expiration of the Term, or at any time prior thereto, provided that Tenant repairs any damage caused by such removal.

Landlord agrees that Tenant shall have the right to allocate the use and other rights and benefits granted Tenant pursuant to this Lease between and amongst Tenant and any Affiliate or combination of Affiliates, to such an extent, and on such basis and terms as Tenant shall from time to time elect and determine. All of the terms, conditions and provisions contained in this Lease shall be construed accordingly, and to accommodate and permit such flexibility, and the term “Tenant” as used in this Lease shall be construed in appropriate instances to include Tenant and/or any Affiliate or combination of Affiliates.

5.02       Compliance with Laws and Insurance Requirements.      The Premises shall be used and occupied in a safe, careful and proper manner so as not to contravene any present or future governmental or quasi-governmental laws in force or regulations or orders, and not in any manner which may increase the premium for customary and reasonable property insurance coverages on the Property (unless Tenant pays such increase in premium). If due solely to Tenant’s use of the Premises, that is not common for office tenants in the central business district of Minneapolis, Minnesota, improvements are necessary to comply with any of the foregoing or with the usual and reasonable requirements of insurance carriers licensed in Minnesota, Tenant shall pay the entire cost thereof; otherwise, Landlord shall pay such costs.

5.03       Nuisance.      Tenant shall not cause or maintain any nuisance in or about the Premises, and shall use its best efforts to keep the

Premises free of debris, odors, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

ARTICLE 6.00         SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY LANDLORD.

6.01       Operation of Property.      During the Term Landlord shall operate and maintain the Property in accordance with all applicable laws and regulations and with standards from time to time prevailing for first class office/retail projects in the Minneapolis area and, subject to participation by Tenant by payment of Occupancy Costs under Article 4.02, shall provide in the Building the services set out in Article 6.02 and 6.03.

6.02       Services to Premises.      Landlord shall provide in the Premises:

(a)         heat, ventilation and cooling as required to meet the following standards (and subject to Article 6.09):

(i)	Summer:	outdoor conditions, 92 degrees F, dry bulb, 75 degrees F, wet bulb; indoor conditions, controlled to 78 degrees F;

(ii)	Winter:	outdoor conditions, -19 degrees F, 15 mph wind; indoor conditions, controlled to 72 degrees F,

(b)         janitorial services, in accordance with the schedule attached to this Lease as Exhibit F,

(c)       electric power for normal lighting and business office equipment (but not equipment or lighting using amounts of power disproportionate to that used by other tenants in the Building and not in any event electric power beyond the connected load capacities of the Building specified in Exhibit D),

(d)       replacement of fluorescent tubes, light bulbs and ballasts of the kind generally maintained by Landlord in the Building (including, without limitation, and in any event all fluorescent tubes, light bulbs and ballasts, customarily installed and furnished in the Building by Landlord as building standard), as required from time to time as a result of normal usage, and

(e)       maintenance, repair, and replacement as set out in Article 6.04.

6.03     Building Services.      Landlord shall provide in the Building:

(a)       domestic running water and necessary supplies in washrooms sufficient for the normal use thereof by occupants in the Building,

(b)       access to and egress from the Premises, including passenger and service elevator and escalator service 24 hours per day, every day of the year, subject to such card-access and other reasonable security measures as Landlord may impose under Article 6.03(f),

(c)       heat, ventilation, cooling, lighting, electric power, domestic running water, and janitor service in those areas of the Building from time to time designated by Landlord for use during Normal Business Hours by Tenant in common with all tenants and other persons in the Building but under the exclusive control of Landlord,

(d)       a general conventional directory board on which Tenant and Tenant’s Affiliates and subtenants shall be entitled to have their names and the names of their managerial employees shown in a separate section of the directory board reserved for use by Tenant and its Affiliates, and in a proportionate share (based on Square Feet) of the number of name strips in such directory board, provided that Landlord shall have (subject to the foregoing) exclusive control thereof and of the space thereon to be allocated to each tenant other than Tenant,

(e)       maintenance, repair, and replacements set out in Article 6.04, and

(f)       The following described security services for the Property: 24-hour card access system as specified pursuant to the Master Agreement, 24-hour monitoring by central operations, roving guards 24 hours per day.

6.04     Maintenance, Repair and Replacement.      Landlord shall operate, maintain, repair and replace the systems, facilities and equipment necessary for the proper operation of the Building and for provision of Landlord’s services under Article 6.02 and 6.03 (except as such may be installed by or be the property of Tenant), and shall be responsible for and shall expeditiously maintain and repair the foundations. structure and roof of the Building and repair damage to the Building which Landlord is obligated to insure against under Article 9.00, provided that

(a)       if all or part of such systems, facilities and equipment are destroyed, damaged or impaired, Landlord shall have a reasonable time in which to complete the necessary repair or replacement, and during that time shall be required only to maintain such services as are reasonably possible in the circumstances,

(b)       Landlord may temporarily discontinue such services or any of them at such times as may be necessary due to causes (except lack of funds) beyond the reasonable control of Landlord,

(c)       Landlord shall use reasonable diligence in carrying out its obligations under this Article 6.04, but shall not be liable under any circumstances for any consequential damage to any person or property for any failure to do so,

(d)       no reduction or discontinuance of such services under this Article 6.04(a) or (b) shall be construed as an eviction of Tenant or (except as specifically provided in this Lease) release Tenant from any obligation of Tenant under this Lease, and

(e)       nothing contained herein shall derogate from the provisions of Articles 15.00 and 16.00.

6.05     Additional Services.

(a)       If from time to time requested in writing by Tenant and to the extent that it is reasonably able to do so, Landlord shall provide in the Premises services in addition to those set out in Article 6.02, provided that Tenant shall within ten days of receipt of any invoice for any such additional service pay Landlord therefor at such reasonable rates as Landlord may from time to time establish.

(b)       Tenant shall not, after the Commencement Date, and excluding the Landlord’s Work and the Tenant’s Work, without

Landlord’s written consent install in the Premises equipment (including telephone equipment) which generates sufficient heat to affect the temperature otherwise maintained in the Premises by the air conditioning system as normally operated. Landlord may, as a condition of its consent to any such installation by Tenant, install appropriate and reasonable supplementary air conditioning units, facilities or services in the Premises, or modify its air conditioning system, as may be required to maintain proper temperature levels, and Tenant should pay Landlord within ten days of receipt of any invoice for the reasonable, out-of-pocket costs thereof, including installation expense, incremental, and special, associated operation and maintenance expenses in excess of operation and maintenance expenses to be passed on to Building Tenant in common or occupancy costs in accordance with this Lease, subject to the applicable controls stated in this Lease.

(c)      If Landlord shall from time to time reasonably determine that the use of any utility or service in the Premises is disproportionate to the use of other tenants, Landlord may separately charge Tenant for the excess costs attributable to such disproportionate use. Landlord shall use all reasonable efforts to collect from other tenants of the Building and to exclude from Operating Costs under Section 3.02 of Exhibit B, separate charges for disproportionate use by such other tenants of any utility or service. Provisions to the contrary contained herein notwithstanding, Landlord shall not impose any additional or special operating charge based on the Trading Floor ceiling height and/or volume, or for any Tenant use or installation reasonably foreseeable on the basis of Tenant’s prior use in the Dain Tower and Thorpe Building.

6.06        Alterations by Landlord.      Landlord may from time to time

(a)      make repairs, replacements, changes or additions to the structure, systems, facilities and equipment in the Premises where necessary to serve the Premises or other parts of the Property,

(b)      make changes in or additions to any part of the Building not in or forming part of the Premises, and

(c)      change or alter the location of those areas of the Property other than the Building, provided that in doing so Landlord (i) shall not disturb or interfere with Tenant’s use of the Premises and operation of its business (or such use or operation by Tenant’s Affiliates or subtenants) any more than is reasonably necessary in the circumstances and shall repair any damage to the Premises caused thereby, (ii) shall not significantly alter the configuration or area of the Premises, access through the Retail Facility, or access through the Building and Building lobby, and (iii) shall not install or permit the installation of kiosks in the Building lobby; and (iv) shall not, except to the extent caused by eminent domain, condemnation or casualty, reduce the denominator used to calculate Tenant’s share.

6.07      Access by Landlord.

(a)      Tenant shall permit Landlord, on reasonable notice to Tenant, to enter the Premises outside Normal Business Hours, and during Normal Business Hours where such will not unreasonably disturb or interfere with Tenant’s use of the Premises and operation of its business (or such use or operation by Tenant’s Affiliates or subtenants), to examine, inspect, and show (during the last 12 months of the Term) the Premises to persons wishing to lease them, to provide services or make repairs, replacements, changes or alterations as set out in this Lease, and to take such steps as Landlord may deem necessary for the safety, improvement or preservation of the Premises or the Building or other improvements on the Land. Landlord shall (except in an emergency) give reasonable notice to Tenant prior to such entry (which reasonable notice shall be not less than 24 hours), but no such entry shall constitute an eviction or entitle Tenant to any abatement of Rent.

(b)      Notwithstanding the provisions of Article 6.07(a), except in an emergency, Landlord will have no right to enter any of the area of the Premises to be subsequently identified by Tenant in written notice to Landlord as Tenant’s high security area, unless Landlord’s representatives are accompanied by a designated representative of Tenant.

6.08      Energy, Conservation and Security Policies.      Landlord will not be considered in default under this Lease, including those provisions relating to the provision of utilities and services, if it acts in accordance with a directive of a governmental or quasi-governmental authority serving the public interest in the fields of energy, conservation or security that is not contravened by another authority with superior jurisdiction.

6.09      Mechanical System Performance.      Landlord and Tenant acknowledge that even though Landlord is obligated under Article 6.02(a) to provide services in the Premises in accordance with the standards therein set forth, (i) there may from time to time be causes beyond the control of Landlord which will cause minor deviations from such standards, (ii) that a reasonable period of time after the Commencement Date will be required in order to achieve consistently the performance standards and (iii) that a reasonable period of time will be required at the beginning of each day to meet the performance standards. In addition, Landlord shall not be responsible for failure to meet the performance standards set forth in Article 6.02(a) in any portion of the Premises if such failure results from (A) occupancy in such portion in excess of one person per 200 gross square feet, (B) an electrical load in such portion in excess of 6 watts per Square Foot, (C) an outside air ventilation of not more than 20 cfm per occupant, (D) Tenant’s failure to use window shades properly to avoid unnecessary heat, (E) alterations in the Premises after the Commencement Date, other than the Landlord’s Work and the Tenant’s Work, as defined in Exhibit D, which adversely affect the operation of the mechanical systems or (F) installations or placements of equipment and personal property in the Premises, after the Commencement Date and excluding the Landlord’s Work and the Tenant’s Work, which adversely affect the operation of the mechanical systems.

ARTICLE 7.00        MAINTENANCE, REPAIR, ALTERATIONS AND IMPROVEMENTS BY TENANT

7.01        Condition of Premises.      Except to the extent that Landlord is specifically responsible therefor under this Lease, Tenant shall maintain the Premises and all improvements therein in good order and condition.

7.02      Failure to Maintain Premises.      If Tenant fails to perform or commence and diligently perform any obligation under Article 7.01, then on not less than ten days’ notice to Tenant Landlord may enter the Premises and perform such obligation without liability to Tenant for any loss or damage to Tenant thereby incurred, and Tenant shall pay Landlord for the cost thereof, plus 10% of such cost for overhead and supervision, within ten days of receipt of Landlord’s invoice therefor.

7.03      Alterations by Tenant.      Tenant may from time to time at its own expense make changes, additions and improvements in the Premises, provided that any such change, addition or improvement shall

(a)      comply with the requirements of any governmental or quasi-governmental authority having jurisdiction and with the reasonable and customary requirements of Landlord’s insurance coverages for the Property,

(b)      be made only with the prior written approval of Landlord, as to design matters if the cost thereof exceeds $100,000, or in all respects if it affects the Building’s structure or systems or the operation thereof,

(c)      equal or exceed the then standard of the then existing improvements in the Premises, and

(d)      be fully paid for by Tenant.

7.04      Trade Fixtures and Personal Property.      Tenant may, from time to time, install in the Premises trade fixtures and personal property in a proper manner, provided that no such installation shall materially interfere with or damage the mechanical or electrical systems or the structure of the Building. Trade fixtures and personal property installed in the Premises by Tenant may be removed from the Premises at any time during the Term, provided that Tenant promptly repairs at its own expense any damage to the Property resulting from such installation and removal.

7.05      Mechanic’s Liens.

(a)      Tenant shall pay all costs for work done or caused to be done by Tenant in the Premises which could result in any lien or encumbrance on Landlord’s interest in the Building or the Property or any part thereof, shall keep the title to the Building or the Property and every part thereof free and clear of any lien or encumbrance in respect of such work, and shall indemnify and hold harmless Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of material, services or labor for such work. Tenant shall immediately notify Landlord of any such lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Property or any part thereof, and shall cause the same to be removed within five days (or such additional time as Landlord may consent to in writing), failing which Landlord may take such action as Landlord deems necessary to remove the same and the entire cost thereof shall be immediately due and payable by Tenant to Landlord.

(b)      Notwithstanding the provisions of Article 7.05(a), Tenant may contest any such lien or encumbrance, claim of lien or other action if Tenant notifies Landlord of its intention to do so and provides to Landlord an escrow payment, letter of credit, bond, or other security reasonably acceptable to Landlord in an amount equal to 125% of such lien or encumbrance, claim of lien or other action, during which contest (including appeal) the matter may remain unsatisfied. If such contest is not finally resolved favorably to Tenant, Tenant will satisfy such matter, failing which Landlord may apply such security to the satisfaction of such matter and payment of Landlord’s reasonable costs (including attorneys’ fees) regarding such satisfaction and will return to Tenant any excess amounts obtained by Landlord from such security.

7.06      Utilities.      Tenant shall pay to the applicable public utility, prior to delinquency, for all utilities furnished directly to Tenant by a public utility.

ARTICLE 8.00        TAXES

8.01      Landlord’s Taxes.      Landlord shall pay before delinquency (subject to participation by Tenant by payment of Occupancy Costs or Tax Costs under Articles 4.02 or 4.03) every real estate tax, assessment, license fee and other charge, excepting Tenant’s Taxes under Article 8.02, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction and which is payable in respect of the Term upon or on account of the Property.

8.02      Tenant’s Taxes.      Tenant shall pay before delinquency every tax, assessment, license fee, excise and other charge, however described, other than net income, sales, capital gains or similar taxes, which is imposed, levied, assessed or charged by any governmental or quasi-governmental authority having jurisdiction that may become a lien on any part of the Property and which is payable in respect of the Term upon or on account of

(a)      operations at, occupancy of, or conduct of business in or from the Premises by or with the permission of Tenant,

(b)      trade fixtures or personal property in the Premises which does not belong to the Landlord, and

(c)      the Rent paid or payable by Tenant to Landlord for the Premises or for the use and occupancy of all or any part thereof.

8.03      Right to Contest.      Landlord and Tenant shall each have the right to contest in good faith the validity or amount of any tax, assessment. license fee, excise fee and other charge which it is responsible to pay under this Article 8.00, provided that no contest by Tenant may involve the possibility of forfeiture, sale or disturbance of Landlord’s interest in the Premises, that Tenant provides to Landlord security for the taxes or other charge contested by Tenant that is adequate in the reasonable opinion of Landlord, and that upon the final determination of any contest by Tenant, Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest.

ARTICLE 9.00        INSURANCE

9.01      Landlord’s Insurance.      During the Term, Landlord shall maintain at its own expense (subject to participation by Tenant by payment of Occupancy Costs under Article 4.02) liability insurance, consistent with that carried by Landlord (and other similar landlords) on comparable buildings in the central business district of Minneapolis, Minnesota, all-risk property insurance in an amount equal to full replacement cost of the Building (exclusive of costs of excavation and footings and foundations) plate glass, boiler and pressure vessel insurance, and other insurance on the Property and all property and interest of Landlord in the Property with coverage and in amounts not less than those which are from time to time acceptable to a prudent owner in the area in which the Building is located. Policies for such insurance shall waive, to the extent available from Landlord’s carrier(s), any right of subrogation against Tenant and all individuals and entities for whom Tenant is responsible in law. Landlord will provide to Tenant, upon Tenant’s request, certificates evidencing such insurance.

9.02      Tenant’s Insurance.      During the Term, Tenant shall maintain at its own expense

(a)      all-risk property damage insurance in amounts sufficient to fully cover Tenant’s improvements and all property in the Premises which is not owned by Landlord, and

(b)      liability insurance, with Landlord named as an additional insured and stating that the coverage is primary with respect to any other insurance maintained by Landlord, against claims for death, bodily injury, personal injury and property damage in or about the Premises, in amounts which are from time to time acceptable to a prudent tenant in the community in which the Property is located, but not less than $2,000,000 for death, illness or injury to one or more persons, and $1,000,000 for property damage, in respect of each occurrence.

Policies for such insurance shall be in a form and with an insurer reasonably acceptable to Landlord, shall require at least fifteen days’ written notice to Landlord of termination or material alteration during the Term, and shall waive, if possible, any right of subrogation against Landlord. If requested by Landlord, Tenant shall from time to time promptly deliver to Landlord certificates of such policies, and evidence satisfactory to Landlord that all premiums thereon have been paid and that the policies are in full force and effect.

9.03      Waiver of Claims.      Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby waive their respective rights of recovery against each other for injury or loss due to hazards coverable by the property insurance described in Articles 9.01 and 9.02, or covered under any additional property insurance actually maintained by Landlord or Tenant, and each releases the other from any -direct or consequential damage to property of such party or of any person or entity under its control, caused by such hazards (including liability for loss of rent), whether or not such damage may be attributable to the negligence or act of either party or its respective Affiliates, agents, invitees, contractors, servants or employees.

9.04      Tenant’s Improvements.      Landlord and Tenant acknowledge that Landlord is obligated to carry property insurance under Article 9.01 that covers the Base Building as defined in Exhibit D, and that Tenant is obligated to carry property damage insurance under Article 9.02 that covers the Landlord’s Work, Tenant’s Work and Tenant’s Other Work as defined in Exhibit D.

ARTICLE 10.00      INJURY TO PERSON OR PROPERTY

10.01    Indemnity by Tenant.      Tenant shall indemnify and hold Landlord harmless from and against every demand, claim, cause of action, judgment and expense, including, but not limited to, reasonable attorneys’ fees, and all loss and damage arising from:

(a)      any injury or damage to the person or property of Tenant, any other tenant in the Building or to any other person rightfully in the Building (i) occurring in or about the Premises, or (ii) caused by negligence or misconduct or other acts of Tenant, its agents, servants or employees, or of any other person entering upon the Premises under express or implied invitation of Tenant, or (iii) resulting from the violation of laws or ordinances, governmental orders of any kind or of the provisions of this Lease by any of the foregoing,

(b)      any loss or damage. however caused, to books, records, files, money, securities, negotiable instruments or papers in or about the Premises or

(c)      any injury or damage not specified above to the person or property of Tenant, its agents, servants or employees, or any other person entering upon the Premises under express or implied invitation of Tenant, where the injury or damage is caused by any reason other than the negligence or misconduct of Landlord, its agents, servants or employees.

10.02    Subrogation and Release.      The provisions of this Article 10.00 are subject to the waiver of any right of subrogation against Tenant in Landlord’s insurance under Article 9.01 and to the waiver of any right of subrogation against Landlord in Tenant’s insurance Article 9.02 and the waivers of liability provided for in Article 9.03 or elsewhere in this Lease.

10.03    Landlord’s Hazardous Waste Indemnity.      Landlord shall, from and after the Commencement Date, indemnify Tenant against, and hold Tenant harmless from, all damages and costs of any kind, including but not limited to reasonable attorneys fees, due to the presence of Hazardous Material on or affecting the Land, due to any failure by Landlord to conduct tests of the Land to determine the presence of Hazardous Material, or due to any failure by Landlord to remove any Hazardous Materials or otherwise correct environmental conditions on the Land to the satisfaction of the applicable regulatory authorities. Landlord’s obligation under this Article 10.03 to indemnify and hold harmless shall survive the termination of this Lease, and shall apply to materials and substances identified as Hazardous Material as of the date hereof.

ARTICLE 11.00    ASSIGNMENT AND SUBLETTING

11.01    Right to Assign or Sublet.      Subject to Articles 11.02 and 11.03, Tenant shall have the right to sublet the Premises or any part thereof. and to assign or otherwise transfer all of its interest in this Lease (but not less than all thereof) upon compliance with the following conditions:

(a)    At the time of any such assignment or subletting, this Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing;

(b)    An original copy of the assignment or sublease, duly executed by the parties thereto shall be delivered to Landlord prior to the effective date of such assignment or sublease;

(c)    Any such assignment or subletting shall be subject to all the provisions, terms, covenants and conditions of this Lease and Tenant shall, except as hereinafter provided in this Article 11.01, continue to be and remain liable hereunder;

(d)    If the subtenant or assignee is not an Affiliate of Tenant, the character, business activity, creditworthiness and business reputation of such subtenant or assignee in Landlord’s reasonable judgment is consistent with the character, business activity, creditworthiness and business reputation of other tenants of the Building. Tenant shall give Landlord not less than 30 days written notice of any proposed subletting or assignment, which notice shall include reasonably detailed information regarding the character, business activity, creditworthiness and business reputation of the proposed subtenant or assignee. If Landlord does not give notice of disapproval of such subtenant or assignee within 20 days after receipt of Tenant’s notice, then Landlord’s approval shall be deemed given. Any approval of such subtenant or assignee shall not constitute approval of any future subtenant or assignee’.

(e)    Inter-Regional Financial Group, Inc. (“IFG”) shall have the right, without restriction, except as hereinafter provided, to assign this Lease subject to the applicable provisions of this Article 11.00, to its Affiliate Dain Bosworth Incorporated, a Delaware corporation (“Dain Bosworth”), and upon such assignment and after the Commencement Date IFG shall be released and discharged from all remaining liability and obligation hereunder, provided that at the time of such assignment, the net worth of Dain Bosworth, as established by its then most recent, audited and published annual report, shall not be less than the lesser of $50,000,’000.00, or a net worth which is reasonably comparable to IFG’s net worth as established by IFG’s and Dain Bosworth’s then most recent published annual report.

11.02    Limitations.

(a)    Until the earlier to occur of (i) the third anniversary of the Commencement Date and (ii) the first date on which at least 90 percent of the Square Feet in the Building is leased to tenants (including Tenant), Tenant shall not enter into any sublease of space in the Premises (other than subleases to Affiliates of Tenant (each an “Exempt Sublease”

(b)    Tenant shall not, after the earlier to occur of the dates set forth in clauses (i) and (ii) of Article 11.02(a), enter into any sublease of space in the Premises (other than an Exempt Sublease), unless Tenant shall have first given to Landlord the notice required under Article 11.01(d) specifying the effective date of the sublease and the term of and space covered by the sublease. Landlord may elect by giving written notice to Tenant not later than 30 days after Landlord’s receipt of Tenant’s notice to accept a surrender of this Lease with respect to the space to be covered by the proposed sublease and for the term thereof. If Landlord fails to give such notice within such time, then Tenant may accomplish the sublease or assignment in question, subject to Articles 11.01 and 11.02(a), (c) and (d).

(c)    In the event that Tenant adds any Expansion Space to the Premises, then Tenant shall not, for a period of two years after the effective date of the addition of such Expansion Space to the Premises, enter into any sublease other than an Exempt Sublease or expand the space covered by any then existing sublease other than an Exempt Sublease.

(d)    Tenant shall not be entitled to enter into any sublease of all or any part of the Premises, other than an Exempt Sublease, at any time with any person or entity then occupying any space in the Building, unless immediately prior to Tenant’s entry into such sublease not less than 95 percent of the square feet in the Building are covered by leases which are then in effect.

11.03    General.    Except as specifically provided in this Article 11.00, Tenant shall not assign or transfer this Lease or any interest therein or in any way part with possession of all or any part of the Premises, or permit all or any part of the Premises to be used or occupied by any other person. Any assignment, transfer or subletting or purported assignment, transfer or subletting except as specifically permitted herein shall be null and void and of no force and effect. As used in this Lease, “assignment” means any assignment or other transfer of Tenant’s interest in this Lease, other than a sublease, whether voluntarily, involuntarily or by operation by law, and “sublease” means any sublease or other agreement or arrangement, written or oral, by which rights of possession of all or part of the Premises are transferred.

11.04    Sale of Affiliate.      If any Affiliate of Tenant that is a direct or indirect subsidiary of Tenant occupies space in the Premises; and if during the Term such Affiliate ceases to be an Affiliate of Tenant, then:

(a)        such former Affiliate shall continue to occupy space in the Premises only pursuant to written sublease and only if all of the requirements of Article 11.01 and 11.03 have been complied with;

(b)        subject to clause (c) below, the requirements of Article 11.02 Shall not apply to such sublease if (i) the space covered by such sublease, when combined with any other space previously subleased under this Article 11.04 without the application of Article 11.02, does not exceed in the aggregate 21,000 Square Feet; and

(c)        the requirements of Article 11.02 shall apply to such sublease in all events after the occurrence of a Qualifying Assignment.

ARTICLE 12.00    SURRENDER

12.01    Possession.      Upon the expiration or other termination of the Term, Tenant shall immediately quit and surrender possession of the Premises in substantially the condition in which Tenant is required to maintain the Premises subject only to reasonable wear and tear, casualty or condemnation. If Tenant elects to remove conduit, wiring and other facilities from Building risers, chases, sleeves and closets, Tenant shall promptly do so, and repair all damage caused by such removal. Upon such surrender, all right, title and interest of Tenant in the Premises shall cease.

12.02    Trade Fixtures, Personal Property and Improvements.      After the termination or expiration of the Term, all of Tenant’s trade fixtures, personal property and improvements remaining in the Premises shall be deemed conclusively to have been abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord with reasonable notice, but without obligation to compensate Tenant or to account therefor, and Tenant shall pay to Landlord on written demand all net costs incurred by Landlord in connection with appropriation, sale, destruction or other disposition of such abandoned trade fixtures and personal property.

12.03    Merger.      The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger. and shall at Landlord’s option terminate all or any subleases or operate as an assignment to Landlord of all or any subleases. Landlord’s option hereunder shall be exercised by notice to Tenant and all known sublessees of the Premises or any part thereof.

12.04    Payments After Termination.      No payments of money by Tenant to Landlord after the expiration or other termination of the Term or after the giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the Term or make ineffective any notice given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums of Rent due under the Lease, and the payment thereof shall not make ineffective any notice, or in any manner affect any pending suit or any judgment theretofore obtained.

ARTICLE 13.00    HOLDING OVER

13.01    Month-to-Month Tenancy.      If with Landlord’s written consent Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall be deemed to be occupying the Premises on a month-to-month tenancy only, at a monthly rental equal to the Rent as determined in accordance with Article 4.00 or such other rental as is stated in such written consent, and such month-to-month tenancy may be terminated by Landlord or Tenant on the last day of any calendar month by delivery of at least 30 days’ advance notice of termination to the other; provided. that the terms of any written agreement regarding such continued occupancy will supercede the provisions of this Article 13.01.

13.02    Tenancy at Sufferance.       If without Landlord’s consent Tenant remains in possession of the Premises after the expiration or other termination of the Term, Tenant shall be deemed to be occupying the

Premises upon a tenancy at sufferance only, at a monthly rental equal to 1.25 times the Annual Rent then in effect as determined in accordance with Article 4.01. Such tenancy at sufferance may be terminated by Landlord at any time by notice of termination to Tenant, and by Tenant on the last day of any calendar month by at least 30 days’ advance notice of termination to Landlord.

13.03    General.      In the absences of a written agreement between Landlord and Tenant to the contrary, any month-to-month tenancy or tenancy at sufferance hereunder shall be subject to all other terms and conditions of this Lease (except any rights of extension under Article 3.02 or expansion or first offer or refusal under Article 23.00), and nothing contained in this Article 13.00 shall be construed to limit or impair any of Landlord’s rights of re-entry or eviction or constitute a waiver thereof.

ARTICLE 14.00    RULES AND REGULATIONS

14.01    Purpose.      The Rules and Regulations in Exhibit C have been adopted by Landlord for the safety, benefit and convenience of all tenants and other persons in the Building.

14.02    Observance.      Tenant shall at all times comply with, and shall make reasonable efforts to cause its employees, agents, licenses and invitees to comply with, the Rules and Regulations from time to time in effect.

14.03    Modification.      Landlord may from time to time, for the purposes set out in Article 14.01, amend, delete from, or add to the Rules and Regulations, provided that any such modification

(a)      shall not be inconsistent with any other provision of this Lease,

(b)      shall be reasonable and have general application to all tenants in the Building, and

(c)      shall be effective only upon delivery of a copy thereof to Tenant at the Premises.

14.04    Non-Compliance.      Landlord shall use its best efforts to secure compliance by all tenants and other persons with the Rules and Regulations from time to time in effect, but shall not be responsible to Tenant for failure of any person to comply with such Rules and Regulations, if such best efforts have been made by Landlord.

ARTICLE 15.00    EMINENT DOMAIN

15.01    Taking of Premises.      If during the Term all of the Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or purchased under threat of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Premises (the “date of such taking”).

15.02    Partial Taking of Building.      If during the Term only part of the Building is taken or purchased as set out in Article 15.01, then if more than twenty percent of the number of Square Feet in the Premises or more than twenty-five percent of the Square Feet in the Building is included in such taking or purchase, Landlord and Tenant shall each have the right to terminate this Lease by giving the other written notice thereof, not later than 90 days after the date of such taking. If either party exercises its right of termination hereunder, this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 120 days after the date of such taking.

15.03    Surrender.      On any such date of termination under Article 15.01 or 15.02, Tenant shall immediately surrender to Landlord the Premises and all interests therein under this Lease. Landlord may re-enter and take possession of the Premises and remove Tenant therefrom, and the Rent shall no longer accrue from the date of termination. except that if the date of such taking is earlier than the date of termination, Rent shall abate on the date of such taking in respect of the portion taken. After such termination, and on notice from Landlord stating the Rent then owing, Tenant shall forthwith pay Landlord such Rent.

15.04    Partial Taking of Premises.      If any portion of the Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term of this Lease shall expire with respect to the portion so taken on the date of such taking. In such event the Rent payable hereunder with respect to such portion so taken shall no longer accrue from such date, and the Rent thereafter payable with respect to the remainder not so taken shall be adjusted pro rata by Landlord in order to account for the resulting reduction in the number of Square Feet in the Premises.

15.05    Awards.      Upon any such taking or purchase, Landlord shall be entitled to receive and retain the entire award or consideration for the affected land and improvements, and Tenant shall not have nor advance any claim for the value of its property or its leasehold estate or the unexpired Term of the Lease. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of Tenant’s chattels or trade fixtures or for costs of removal or relocation, or business interruption expense. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.

ARTICLE 16.00      DAMAGE BY FIRE OR OTHER CASUALTY

16.01    Limited Damage to Premises.      If all or part of the Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of an architect acceptable to Landlord and Tenant, can be substantially repaired under applicable laws and governmental regulations within 270 days from the date of such casualty (employing normal construction methods without overtime or other premium), Tenant shall forthwith at its own expense repair any and all damage to the Premises to the extent that Tenant is obligated to insure the same under Article 9.02, and Landlord shall repair at its expense all other damage to the Premises and Building.

16.02    Major Damage to Premises.      If all or part of the Premises are rendered untenantable by damage from fire or other casualty Which, in the reasonable opinion of an architect acceptable to Landlord and Tenant, cannot be substantially repaired under applicable laws and governmental regulations within 270 days from the date of such casualty (employing normal construction methods without overtime or other premium), then either Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than 30 days after receipt of such architect’s opinion, failing which Landlord shall forthwith at its own expense repair any and all damage to the Building to the extent set forth in Article 16.01 and Tenant shall repair at its expense all damage to other improvements and fixtures in the Premises and to Tenant’s trade fixtures and personal property.

16.03    Abatement.      If Landlord is required to repair damage to all or part of the Premises under Articles 16.01 or 16.02, the Rent payable by Tenant hereunder shall be proportionately reduced to the extent that the Premises are thereby rendered untenantable from the date of such casualty until completion by Landlord of the repairs to the Premises (or the part thereof rendered untenantable) and the running of a period of time thereafter reasonably necessary to permit Tenant to complete its repairs under under Articles 16.01 and 16.02, or until Tenant again uses the Premises (or the part thereof rendered untenantable) in its business, whichever first occurs.

16.04    Major Damage to Building.      If all or a substantial part (whether or not including the Premises) of the Building is rendered untenantable by damage from fire or other casualty to such a material extent that in the reasonable opinion of Landlord the Building must be totally or partially demolished, whether or not to be reconstructed in whole or in part, Landlord may elect to terminate this Lease as of the date of such casualty (or on the date of notice if the Premises are unaffected by such casualty) by written notice delivered to Tenant not more than 90 days after the date of such casualty. Landlord will give written notice to Tenant of its intention to reconstruct or not to reconstruct all or any part of the Building within such 90 day period.

Tenant may elect by written notice given to Landlord not more than 120 days after the date of such casualty, to terminate this Lease, if Landlord elects not to reconstruct the entire Building or if the Premises are not damaged but Tenant’s use of the Premises is materially and adversely affected by the damage to the Building and completion of the reconstruction will require in excess of 270 days.

16.05    Limitations on Landlord’s Liability.      Except as specifically provided in this Article 16.00, there shall be no reduction of Rent and Landlord shall have no liability to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom in or to any portion of the Building or the Premises.

ARTICLE 17.00    TRANSFERS BY LANDLORD

17.01    Sales, Conveyance and Assignment.      Prior to the Commencement Date, Landlord shall have no rights to assign or otherwise transfer its interest under this Lease, except to an Affiliate of Landlord. Nothing in this Lease shall restrict the right of Landlord to grant Mortgages, or prevent the enforcement thereof, against the Property or part thereof at any time, or to sell, convey, assign or otherwise deal with the Property after the Commencement Date, subject only to the rights of Tenant under this Lease.

17.02    Effect of Sale, Conveyance or Assignment.      A sale, conveyance or assignment of the Property shall operate to release Landlord from liability from and after the effective date thereof upon all of the covenants, terms and conditions of this Lease, express or implied, except as such may relate to environmental warranties, representations and covenants and/or to the period prior to such effective date, and Tenant shall thereafter look solely to Landlord’s successor in interest in and to this Lease. This Lease shall not be affected by any such sale, conveyance or assignment, and Tenant shall attorn to Landlord’s successor in interest thereunder.

17.03    Subordination.      Tenant agrees that it will subordinate this Lease to any first Mortgage now or hereafter encumbering the Building or Land and to all renewals, modifications, supplements, consolidations and replacements thereof (herein called the “First Mortgage”) and Tenant agrees to execute any subordination and attornment agreement, in form reasonably required by the holder of such First Mortgage, without cost to such holder; provided, however, that the holder of the First Mortgage executes and delivers to Tenant, without cost to Tenant, a nondisturbance agreement, in form reasonably required by Tenant, that provides that Tenant’s rights under this Lease will continue undisturbed so long as Tenant is not in default.

17.04    Attornment.      Subject to Article 17.05, if the interest of Landlord is transferred to any person (herein called “Purchaser”) by reason of foreclosure or other proceedings for enforcement of a Mortgage, or by delivery of a deed in lieu of such foreclosure or other proceedings, Tenant shall immediately and automatically attorn to Purchaser.

17.05    Nondisturbance.

(a)      No attornment under Article 17.04 shall be effective unless:

(i)	the holder of such Mortgage has subordinated, in whole or in part, such Mortgage to this Lease, or

(ii)	Purchaser delivers to Tenant a written undertaking, in a customary form reasonably satisfactory to Tenant and Purchaser, binding upon Purchaser and enforceable by and for the benefit of Tenant under applicable law, that this Lease and Tenant’s rights hereunder shall continue undisturbed while Tenant is not in default despite such enforcement proceedings and transfer.

17.06      Effect of Attornment.      Upon attornment under Article 17.04, this Lease shall continue in full force and effect as a direct lease between Purchaser and Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease, except to the extent reasonably and customarily provided otherwise in any non-disturbance agreement under Article 17.05.

17.07      Execution of Instruments.      Tenant, on request by and without cost to Landlord or any successor in interest, shall execute and deliver any and all reasonable instruments further evidencing (where applicable hereunder) subordination and attornment and other similar matters reasonably requested by any Mortgagee.

17.08      Limitation of Landlord’s Personal Liability.      Effective upon fulfillment of all of Landlord’s obligations under Exhibit D (but in no event before the Commencement Date), Tenant specifically agrees, with respect to claims arising under or with respect to this Lease, to look, except as such may relate to environmental warranties, representations and covenants, solely to Landlord’s interest in the Property for the recovery of any judgment from Landlord, it being agreed that Landlord (or any of its partners, trustees, beneficiaries, officers and directors or shareholders or their partners, trustees, beneficiaries, officers and directors or shareholders) shall never be personally liable for any such judgment. The provision contained in the foregoing sentences are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord.

ARTICLE 18.00      NOTICES, ACKNOWLEDGEMENTS, AUTHORITIES FOR ACTION

18.01    Notices.      Any notice from one party to the other hereunder shall be in writing and shall be deemed duly served if delivered personally to an officer of the party being served, or if mailed by registered or certified mail addressed to Tenant at 100 Dain Tower, Minneapolis, Minnesota 55440, Attn: Daniel J. Reuss, or to Landlord at 4340 Multifoods Tower, 33 South Sixth Street, Minneapolis, Minnesota 55402, Attn: Corporate Secretary, with a copy to BCED Minnesota Inc., c/o BCE Development Properties Inc., Suite 700, Quaker Tower, 321 N. Clark Street, Chicago, Illinois 60610-4714, Attention: Vice President – Legal. Any notice shall be deemed to have been given at the time of personal delivery or, if mailed, on the date of deposit thereof in the U.S. mails. Either party shall have the right to designate by notice, in the manner above set forth, a different address to which notices are to be mailed.

18.02    Acknowledgements.      Each of the parties hereto shall at any time and from time to time upon not less than 20 days prior notice from the other execute, acknowledge and deliver a written statement certifying, to the extent then accurate,

(a)      that this Lease is in full force and effect, subject only to such modifications (if any) as may be set out therein;

(b)      that Tenant is in possession of the Premises and paying Rent as provided in this Lease;

(c)      the dates (if any) to which Rent is paid in advance;

(d)      that there are not, to such party’s knowledge, any uncured defaults on the part of the other party hereunder, or specifying such defaults if any are claimed; and

(e)      as true and accurate, such other information concerning this Lease or tenancy as may be reasonably required by the requesting party.

Any such statement may be relied upon by any prospective transferee or encumbrancer of all or any portion of the Building, or any assignee of any such persons.

18.03    Authorities for Action.      Landlord may act in any matter provided for herein by its property manager and any other person who shall from time to time be designated by Landlord by notice to Tenant. Tenant shall designate in writing one or more persons to act on its behalf in any matter provided for herein and may from time to time change, by notice to Landlord, such designation. In the absence of any such designation, the person or persons executing this Lease for Tenant and Landlord shall be deemed to be authorized to act on behalf of Tenant or Landlord, as the case may be, in any matter provided for herein.

ARTICLE 19.00    DEFAULT

19.01    Payment of Rent; Interest and Costs.      Tenant shall pay to Landlord interest at a rate equal to the Interest Rate upon all Annual Rent and Occupancy Costs required to be paid hereunder from a date 10 days after the due date therefor, and upon all other charges from a date 10 days after Landlord’s written demand therefor, in each case until the same is fully paid and satisfied. Tenant shall indemnify Landlord against all costs and charges (including legal fees and legal costs) lawfully and reasonably incurred in enforcing payment thereof, and in obtaining possession of the Premises after default of Tenant or upon expiration or earlier termination of the Term of this Lease, or in enforcing any covenant, proviso or agreement of Tenant herein contained, but only if Landlord is the prevailing party. Landlord shall indemnify Tenant against all costs and charges (including legal fees and legal costs) lawfully and reasonably incurred in enforcing Landlord’s obligations under this Lease, but only if Tenant to the prevailing party.

19.02    Right of Landlord to Perform Other Covenants.      If Tenant shall fail to perform any act on its part to be performed hereunder, other than the payment of Rent, and such failure shall continue for 10 days after notice thereof from Landlord, or such additional time as is reasonably required to effect such performance (provided that Tenant commences to cure its failure within such 10 day period and diligently pursues such cure), Landlord may (but shall not be obligated so to do) perform such act without waiving or releasing Tenant from any of its obligations relative thereto. All sums paid or costs incurred by

Landlord in so performing such acts under this Article 19.02, together with interest thereon at the rate set out in Article 19.01 from the date each such payment was made or each such cost incurred by Landlord, shall be payable by Tenant to Landlord on demand.

19.03    Events of Default.      If and whenever:

(a)        part or all of the Annual Rent or Occupancy Costs hereby reserved is not paid when due and such default continues for ten days after notice from Landlord to Tenant of such default (except that such notice shall be required only once in any twelve month period, and the default in the payment of Annual Rent or Occupancy Costs shall arise on the tenth day after the due date therefor with respect to all such defaults in such twelve month period after the first default), or

(b)        any Other Charges are not paid within 10 days after written notice from Landlord, or

(c)        Tenant becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver shall be appointed for the business, property, affairs or revenues of Tenant, or

(d)        Tenant fails to observe, perform and keep each and every of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by Tenant (other than payment of Rent) and persists in such failure after 30 days notice by Landlord requiring that Tenant remedy, correct, desist or comply (or if any such breach would reasonably require more than 30 days to rectify, unless Tenant commences rectification within the 30 day notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach), then and in any of such cases, at the option of Landlord, Landlord may pursuant to legal process forthwith re-enter upon and take possession of the Premises or any part thereof in the name of the whole and remove and sell Tenant’s goods, chattels and trade fixtures therefrom, any rule of law or equity to the contrary notwithstanding: and Landlord may seize and sell such goods, chattels and equipment of Tenant as are abandoned by Tenant in the Premises and may apply the net proceeds thereof to all Rent and other payments to which Landlord is then entitled under this Lease. Any such sale may be effected in the discretion of Landlord by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as Landlord in its entire discretion may decide. If any of Tenant’s property is disposed of as provided in this Article 19.03, 10 days prior notice to Tenant of disposition shall be deemed to be commercially reasonable.

19.04    Waiver of Redemption.      Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the terms or conditions of this Lease or otherwise, including, without limitation, the redemption rights set forth in Section 504.02 of the Minnesota Statutes.

19.05    Surrender.      If and whenever Landlord is entitled to or does re-enter, Landlord may terminate this Lease by giving notice thereof, and in such event Tenant shall forthwith vacate and surrender the Premises.

19.06    Payments.      If Landlord shall re-enter or if this Lease shall be terminated hereunder, Tenant shall pay to Landlord on demand:

(a)        Rent up to the time of re-entry or termination, whichever shall be the later, and

(b)        all expenses incurred by Landlord in performing any of Tenant’s obligations under this Lease, re-entering or terminating and re-1etting, collecting sums due or payable by Tenant, realizing upon assets seized (including brokerage, legal fees and disbursements), and

(c)        as damages for the loss of income of Landlord expected to be derived from the Premises, the amounts (if any) by which the Rent which would have been payable under this Lease exceeds the payments (if any) received by Landlord from other tenants in the Premises, payable on the first day of each month during the period which would have constituted the unexpired portion of the Term had it not been terminated, or if elected by Landlord by notice to Tenant at or after re-entry or termination, a lump sum amount equal to the Rent which would have been payable under this Lease from the date of such election during the period which would have constituted the unexpired portion of the Term had it not been terminated, reduced by the rental value of the Premises for the same period, established by reference to the terms and conditions upon which Landlord re-lets them if such re-letting is accomplished within a reasonable period after termination, and otherwise established by reference to all market and other relevant circumstances; Rent and rental value being reduced to present worth at an assumed interest rate of the rate per annum for U.S. Treasury Bonds with a term equal to the remainder of the Term.

19.07    Remedies Cumulative.      No reference to nor exercise of any specific right or remedy by Landlord shall prejudice or preclude Landlord from exercising or invoking any other remedy in respect thereof, whether allowed at law or in equity or expressly provided for herein. No such remedy shall be exclusive or dependent upon any other such remedy, but Landlord may from time to time exercise anyone or more of such remedies independently or in combination.

ARTICLE 20.00    MISCELLANEOUS

20.01    Relationship of Parties.      Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant, and it is acknowledged and agreed that Landlord does not in any way or for any purpose under this Lease become a partner of Tenant in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with Tenant.

20.02    Consent Not Unreasonably Withheld.

(a)      Except as otherwise specifically provided, whenever consent or approval of Landlord or Tenant is required under the terms of this Lease, such consent or approval shall not be unreasonably withheld or delayed. Subject to Article 20.02(b0, either party’s sole remedy if the other party unreasonably withholds or delays consent or approval shall be an action for specific performance, and the other party shall not be liable for damages.

(b)      If either party withholds any consent or approval, the other party may, within thirty days after such consent or approval is withheld in writing (or deemed withheld after the passage of time), give written notice to the withholding party specifying the reasons for the other party’s belief that such withholding was unreasonable, and if such notice is given, the other party may pursue an action for damages (but only on the basis set forth in such notice) by commencing such action within six months after the date of such notice.

20.03    Applicable Law and Construction.      This Lease shall be governed by and construed under the laws of the State of Minnesota, and its provisions shall be construed as a whole according to their common meaning and not strictly for or against Landlord or Tenant. The words Landlord and Tenant shall include the plural as well as the singular. Time is of the essence of this Lease and each of its provisions. The captions of the Articles are included for convenience only, and shall have no effect upon the construction or interpretation of this Lease.

20.04    Entire Agreement.      This Lease, the Master Agreement and the documents identified in Section 16.4 of the Master Agreement (collectively, the “Lease Documents”) contain the entire agreement between the parties hereto with respect to the subject matter of this Lease. Tenant acknowledges and agrees that it has not relied upon any statement, representation, agreement or warranty except such as are set out in the Lease Documents.

20.05    Amendment or Modification.      Unless otherwise specifically provided in this Lease, no amendment, modification, or supplement to this Lease shall be valid or binding unless set out in writing and executed by the parties hereto in the same manner as the execution of this Lease.

20.06    Construed Covenants and Severability.      All of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate Article hereof. Should any provision of this Lease be or become invalid, void, illegal or not enforceable, it shall be considered separate and severable from the Lease and the remaining provisions shall remain in force and be binding upon the parties hereto as though such provision had not been included.

20.07    No Implied Surrender or Waiver.      No provisions of this Lease shall be deemed to have been waived by any party unless such waiver is in writing signed by such party. A party’s waiver of a breach of any term or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a breach, from having all the force and effect of any original breach. Landlord’s receipt of Rent with knowledge of a breach by Tenant of any term or condition of this Lease shall not be deemed a waiver of such breach. Landlord’s failure to enforce against Tenant or any other tenant in the Building any of the Rules and Regulations made under Article 14.00 shall not be deemed a waiver of such Rules and Regulations. No act or thing done by Landlord, its agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid, unless in writing signed by Landlord. The delivery of keys to any of Landlord’s agents or employees shall not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent due hereunder shall be deemed to be other than on account of the earliest stipulated Rent. nor shall any endorsement or statement on any check or any letter accompanying any check, or payment as Rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord.

20.08       Successors Bound.       Except as otherwise specifically provided, the covenants, terms, and conditions contained in this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

20.09       Previous Drafts Not Relevant.       Neither drafts of this Lease prior to the execution draft nor any other leases or other agreements between Landlord and Tenant may be used for purpose of instruction or interpretation of this Lease or otherwise used in connection with any arbitration or judicial proceedings or in connection with any determination of Fair Rental Value.

ARTICLE 21.00         MEASUREMENT STANDARDS

21.01       Square Feet - Single Tenancy Floors.       The number of Square Feet in the Building or in any part of the Building, including the Premises, on a single tenancy Floor, shall be calculated from dimensioned Architect’s drawings to the inside finish of any permanent exterior

Building wall that contains less than 50% glass (as measured from the interior between the floor and finished ceiling), and to the inside face of the outside pane of glass of any exterior building walls that contain at least 50% glass. It shall include all space within exterior building walls except stairs (other than stairs exclusively serving a tenant), and except elevator shafts, flues, pipe shafts, and vertical ducts forming part of the basic building service areas and their enclosing walls. No deduction shall be made for washrooms, or electrical or telephone cupboards within and servicing only that Floor or for any other rooms, corridors, or areas primarily available to the tenant on that Floor for its use, furnishings or personnel, or for any columns located wholly or partially within the space, or for any enclosures around the periphery of the Building used for the purpose of cooling, heating, or ventilating.

21.02       Square Feet - Multiple Tenancy Floors.       The number of Square Feet in the Building or in any part of the Building, including the Premises, on a multiple tenancy Floor in the Building (if any), shall be calculated from dimensioned Architect’s drawings to the inside finish of any permanent exterior building wall or the inside face of the outside pane of glass, as set forth in Article 21.01 for a single tenancy floor, to the inside finish of permanent interior walls and to the center line of demising partitions. There shall also be included in such Square Feet a proportionate share of unallocated space in the Building equal to the share typically charged to other Multiple Tenancy Floor tenants in the - Building and in no event greater than 15% of the number of square feet as calculated from architect’s drawings in the manner provided above, prior to the addition of such unallocated space. Deductions will be made for stairs (other than any stairs exclusively serving Tenant), elevator shafts and flues, pipes, shafts and vertical ducts forming part of the basic building service, and their enclosing walls. No deductions will be made for any columns located wholly or partially within the rentable space, or for any radiation enclosures around the perimeter of the Floor used for the purpose of cooling, heating or ventilating.

ARTICLE 22.00         PARKING

22.01       Tenant’s Rights.       Prior to January 1, 1990, Tenant shall notify Landlord of the number of Parking Contracts which Tenant desires to hold, and on the Commencement Date Landlord shall enter into or cause to be entered into such number of Parking Contracts with Tenant in accordance with Article 22.05. Such number of Parking Contracts shall not exceed the product of the total number of Parking Contracts times a fraction, the numerator of which equals the number of Square Feet in the Initial Space and the denominator of which equals the number of Square Feet in the Building. Landlord agrees that the total number of Parking Contracts to be made available to Tenant, initially, shall in any event not be less than 25, and that said minimum number available to Tenant shall not be reduced during the Term because of changes in Landlord’s manner of operation, or for any other cause within Landlord’s reasonable control. If Tenant fails to give Landlord notice under this Article 22.01 by the date specified, then Tenant shall be deemed to have elected not to enter into any Parking Contracts pursuant to this Article 22.01. Tenant shall have the right to allocate and reallocate its parking rights hereunder between itself and its Affiliates, from time to time, on such basis as Tenant shall elect and determine. If Landlord elects, at any time, to offer designated parking in the Property,

Landlord agrees to offer Tenant up to five designated Parking Contracts in lieu of other Parking Contracts required to be made available to Tenant hereunder.

22.02       Parking Rights for Expansion Space.       If, when and as Tenant adds Expansion Space to the Premises pursuant to Article 23.00, Tenant shall have the right to hold Parking Contracts in addition to those provided for in Article 22.01 by giving written notice to Landlord of the number of Parking Contracts which Tenant desires to enter into not later than a date sixty days prior to the Expansion Space Delivery Date for such Expansion Space; provided, that such number of additional Parking Contracts shall not exceed the product of the total number of Parking Contracts times a fraction, the numerator of which equals the number of Square Feet in such Expansion Space and the denominator of which equals the number of Square Feet in the Building. The minimum number of Parking Contracts required to be made available to Tenant by Landlord hereunder shall in any event be increased by one for each additional 6,600 Square Feet added to the Premises over and above the number of Square Feet included in the Initial Space on a net incremental basis. Landlord shall supply additional Parking Contracts to Tenant under this Article 22.02 on the Expansion Space Delivery Date for such Expansion Space. All applicable provisions of Article 22.00 shall govern and apply with respect to any additional Parking Contracts granted Tenant pursuant to this Article 22.02.

22.03       Adjustments.       During the Term, Tenant shall have the right to terminate Parking Contracts in accordance with their terms (and at least as often as annually) and by written notice to Landlord to request to enter into additional Parking Contracts to the extent that Tenant has then in effect less than the maximum number of Parking Contracts permitted to be held under all applicable limitations of Articles 22.01 and 22.02. Landlord shall provide all additional Parking Contracts under this Article 22.03 in accordance with Article 22.04.

22.04       Provision of Parking Contracts.       All Parking Contracts required to be provided to Tenant under Article 22.03 shall be provided as and when Parking Contracts become available for lease to Tenant, and Tenant shall at all times have priority over other tenants of the Building with respect to such Parking Contracts. The provision of Parking Contracts to Tenant by Landlord under the first sentence of this Article 22.04 shall not require the termination or withholding of renewal or extension of Parking Contracts with other tenants of the Building.

22.05       Contracts.       All Parking Contracts entered into with Tenant under this Article 22.00 shall be on the then-current rates and terms in effect for the Parking Facility, except that the rates under Parking Contracts shall 110t increase more often than annually. Landlord shall submit to Tenant its standard form of Parking Contract, not later than December 31, 1989, and the form of the Parking Contract shall be subject to Tenant’s reasonable approval.

ARTICLE 23.00         EXPANSION SPACE AND FIRST OFFER

23.01       Expansion Options.       Tenant shall have the following options to add space in the Building to the Premises:

(a)         An option (the “First Expansion Option”) to add to the Premises one half of the number of Square Feet on the Floor immediately above the Initial Space. The First Expansion Option shall be exercised, if at all, by written notice from Tent to Landlord given not later than the first day of the third Lease Year.

(b)         An option (the “Second Expansion Option”) to add to the Premises one half of the number of Square Feet on the Floor immediately above the Initial Space. The Second Expansion Option shall be exercised, if at all, by written notice from Tenant to Landlord given not later than the first day of the fourth Lease Year.

(c)         An option (the “Third Expansion Option”) to add to the Premises all of the Square Feet on the second Floor immediately above the Initial Space. The Third Expansion Option shall be exercised, if at all, by written notice from Tenant to Landlord given not later than the first day of the sixth Lease Year.

(d)         An option (the “Fourth Expansion Option”) to add to the Premises all of the Square Feet on the third Floor immediately above the Initial Space. The Fourth Expansion Option shall be exercised, if at all, by written notice from Tenant to Landlord given not later than the first day of the eighth Lease Year.

(e)         An option (the “Fifth Expansion Option”) to add to the Premises all of the Square Feet on the fourth Floor immediately above the Initial Space. The Fifth Expansion Option shall be exercised, if at all, by written notice from Tenant to Landlord given not later than the first day of the tenth Lease Year.

(f)        An option (the “Sixth Expansion Option”) to add to the Premises all of the Square Feet on the fifth Floor immediately above the Initial Space. The Sixth Expansion Option shall be exercised, if at all, by written notice from Tenant to Landlord given not later than the first day of the twelfth Lease Year.

(g)        An option (the “Seventh Expansion Option”) to add to the Premises all of the Square Feet on the sixth Floor immediately above the Initial Space and one half of the number of Square Feet on the seventh Floor immediately above the Initial Space. The Seventh Expansion Option shall be exercised, if at all, by written notice from Tenant to Landlord given not later than the first day of the fourteenth Lease Year. Any such notice of exercise shall be effective if and only if at the time of giving of such notice this Lease has been extended for the first Extended Term in accordance with Article 3.02.

23.02      Failure to Exercise on Expansion Option.      If Tenant fails to exercise any Expansion Option, Landlord agrees with respect to any space located on the nineteenth and twentieth floors, that it will not enter into a lease with respect to such space for a term of more than ten (10) years including any renewals, and the Expansion Space covered by such Expansion Option shall cease to be available Expansion Space covered by any Expansion Option and such failure on the part of Tenant to exercise any Expansion Option shall not affect or relocate in any manner the space covered by prior or subsequent Expansion Options. Tenant shall not be entitled to exercise any Expansion Option with respect to less than all of the space covered thereby.

23.03      Location of Expansion Space.      Whenever Section 23.01 provides that an Expansion Option covers or includes one half of the Square Feet on a Floor, the space on such Floor that is covered by or included in such Expansion Option shall

(a)        be not less than 45 percent nor more than 55 percent of the number of Square Feet on such Floor,

(b)        constitute the balance of such Floor, if part of such Floor had previously been added to the Premises pursuant to exercise of a prior Expansion Option,

(c)        be regular in shape and in one location on the Floor. and (d) be designated by Landlord on a floor plan included in the Delivery Notice with respect to such space under Article 23.04.

23.04      Delivery of Expansion Space.      Landlord shall deliver the Expansion Space covered by each Expansion Option exercised in

Expansion Option	Time Period Beginning	Time Period Ending

First	First day of seventh month of third Lease Year	First day of the first month of the fourth Lease Year

Second	First day of seventh month of fourth Lease Year	First day of the first month of the fifth Lease Year

Third	First day of seventh month of sixth Lease Year	First day of the first month of the Seventh Lease Year

Fourth	First day of seventh month of eighth Lease Year	First day of the first month of the Ninth Lease Year

Fifth	First day of seventh month of tenth Lease Year	First day of the first month of the Twelfth Lease Year

Sixth	First day of seventh month of twelfth Lease Year	First day of the first month of the thirteenth Lease Year

Seventh	First day of seventh month of fourteenth Lease Year	First day of the first month of the Sixteenth Lease Year

Landlord may deliver any Expansion Space covered by any Expansion Option to Tenant as one block at one time or in more than one block at different times, in minimum increments of not less than 5,000 Square Feet, but all deliveries shall be made within the time period specified for such Expansion Option in this Article 23.04. With respect to each exercised Expansion Option, Landlord shall give Tenant not less than three months written notice (the “Delivery Notice”) of the occurrence of the date in the applicable time period on which the Expansion Space (or part thereof) with respect to which such Expansion Option was exercised shall be added to the Premises, and such date shall be the Expansion Space Delivery Date for such Expansion Space or part thereof. In addition, promptly after Tenant’s exercise of any Expansion Option, Landlord shall give Tenant notice specifying Landlord’s then estimate of the Expansion Space Delivery Date or Dates for such Expansion Option, based on leases and other tenant rights then in place, and upon written request of Tenant from time to time before exercise of any Expansion Option, Landlord shall notify Tenant of the length of the term of leases then in place in the

Expansion Space covered by such Expansion Option and any extension and expansion rights associated therewith. Expansion Space shall be added to the Premises for all purposes under this Lease as of the Expansion Space Delivery Date for the Expansion Space or part thereof in question, including, without limitation, for purposes of commencement of the obligation to pay Annual Rent, Occupancy Costs and Other Charges. provided that no Annual Rent, Occupancy Costs or Tax Cost shall be charged for any Expansion Space or part thereof added to the Premises during the first 60 days following the Expansion Space Delivery Date for such Expansion Space, or part thereof, so added.

23.05      Annual Rent for Expansion Space.      Annual Rent for any Expansion Space added to the Premises in accordance with this Article 23.00 shall equal the number of Square Feet in such Expansion Space times the Fair Rental Value for such Expansion Space as of a date six months prior to the Expansion Space Delivery Date in question. Annual Rent, as determined for any Expansion Space under this Article 23.02, shall be the Annual Rent for such Expansion Term in which the Expansion Space Delivery Date for such Expansion Space occurs, as the case may be, and Annual Rent for such Expansion Space during any subsequent Extended Term shall be the Annual Rent for the Premises determined under Article 4.01(b).

23.06      Improvements.      Tenant shall be responsible for accomplishing all improvements and demolition and alteration of then existing improvements in Expansion Space, all of which work (a) shall commence after the Expansion Space Delivery Date for such Expansion Space or part thereof and (b) shall be subject to all the terms and conditions of this Lease, including, without limitation, Articles 7.03 and 7.05.

23.07    Condition of Expansion Space.      All Expansion Space and any improvements therein shall be delivered to Tenant on the Expansion Space Delivery Date, in their then condition, free of all tenants and their respective personal property and trade fixtures. If any tenants remain, Landlord will take immediate steps to evict them. Notwithstanding the provisions of Article 23.05, Tenant shall not be obligated to pay Annual Rent, Occupancy Costs, Tax Costs, or Other Charges on Expansion Space or part thereof until 60 days after it is available for delivery to Tenant, but Landlord shall not be liable for any delay caused by wrongful holdover of prior tenants.

23.08    Limitation; Amendment.      Notwithstanding any other provisions of this Lease, (a) the Expansion Options (and Tenant’s rights under Article 23.09) may not be severed from this Lease or separately sold, assigned or otherwise transferred, (b) no Expansion Option (or Tenant’s rights under Article 23.09) may be exercised at any time at which an Event of Default has occurred and is continuing, and (c) all rights of Tenant to lease any Expansion Space or First Offer Space under Article 23.09 will terminate upon termination of this Lease. In addition, Tenant may not exercise any Expansion Option (or right under Article 23.09) at any time at which twenty-five percent or more of the Premises is Non-Occupied Space. Upon request of either party, the other party will at any time after the expiration of the time for giving notice of exercise of any Expansion Option, execute and deliver either an amendment to this Lease stating that such Expansion Option has been exercised, with description in the case of exercise of the Expansion Space as to which such Expansion Option has been exercised and the Annual Rent therefor, or a certificate stating that such Expansion Option has not been exercised.

23.09    Right of First Offer.

(a)         If Landlord desires, at any time after the third anniversary of the Commencement Date, to lease First Offer Space to other tenants who will initially lease First Offer Space (as defined in Article 23.09(d», Landlord will give Tenant written notice of such intent prior to the date Landlord commences its marketing for such space. Such notice will identify such space and state the terms upon which Landlord is prepared to lease or otherwise grant rights with respect to such space. Tenant will have 20 days after receipt of such notice in which to give notice to Landlord that Tenant exercises its option to lease or otherwise acquire such rights with respect to such space upon the terms contained in Landlord’s notice to Tenant. If Tenant fails to give such notice to Landlord within such 20 day period or if Tenant gives Landlord written notice that Tenant does not desire to lease such space or acquire such rights upon the terms contained in Landlord’s notice, Landlord may lease such space to another party, or grant such rights to another party, provided that:

(1)        the lease for such space or grant of such rights is executed by Landlord and the other tenant not later than the date 180 days after the date that is the earlier of (1) the date that such 20 day period expires, or (2) the date that Tenant notifies Landlord that Tenant does not desire to lease such space or acquire such rights upon the terms contained in Landlord’s notice; and

(2)        such lease or grant of such rights is upon the same terms contained in Landlord’s notice to Tenant or upon other terms not more favorable to Tenant; provided, however, that this requirement will be satisfied when the terms of any such lease or grant are more favorable to Tenant than the terms contained in Landlord’s notice, if the following occurs:

(i)	Landlord gives written notice (“Landlord’s Revised Notice”) to Tenant of the terms of such lease or grant; and

(ii)	Tenant does not exercise its option to lease such space or acquire such rights upon the same terms as those contained in Landlord’s Revised Notice, which option must be exercised, if at all, by Tenant’s giving written notice to Landlord within 10 days after receiving Landlord’s Revised Notice.

Tenant’s possession of, and any rent regarding, any space leased from Landlord by Tenant pursuant to this Article 23.09, will commence on the date provided for in the notices required to be given by Landlord to Tenant under this Article 23.09(a).

(b)        Tenant’s right under Article 23.09(a) shall not apply to space leased to a tenant pursuant to an expansion option, right of first offer or refusal, renewal or extension (which expansion,-right, renewal or extension shall be referred to as an “Excluded Right”) contained in such tenant’s lease, but only if the Excluded Right was contained in such lease prior to the third anniversary of the Commencement Date or was set forth in a Landlord notice to Tenant given under Article 23.09(a).

(c)        If Tenant exercises its right to lease particular First Offer Space under Article 23.09(a) in the manner therein provided, then not later than twenty days after the date of Tenant’s notice of exercise, Landlord and Tenant shall enter into an amendment to this Lease incorporating such First Offer Space into the Premises for the Term and on the other terms set forth in Landlord’s notice. Tenant’s rights under this Article 23.09 shall continue to apply to Expansion Space after the Expansion Option for such Expansion Space has lapsed without exercise by Tenant.

(d)        On or about the first July 1 after which the third anniversary of the Commencement Date will occur, and on or about each July 1 thereafter during the Term, Landlord and Tenant shall meet, and Landlord shall deliver to Tenant a stacking plan for all of the space on floors nineteen through twenty-six not then incorporated into the Premises and not then subject to an Expansion Option the time for exercise of which has not expired. Such stacking plan shall set forth the expiration dates and Excluded Rights for leases then in place on such Floors. Tenant, in food faith and within 10 day after the date of such meeting, shall identify in written notice to Landlord which space on which Floors in such space (other than the first two full Floors immediately above the then Premises) Tenant desires to have subject to its right of first offer under this Article 23.09. The space identified by Tenant in such notice, together with the first two full Floors immediately above the then Premises, shall constitute the First Offer Space until the provisions of this Article 23.09(d) again apply.

ARTICLE 24.00        FAIR RENTAL VALUE

24.01      Definition.      “Fair Rental Value” means for the purposes of this Lease the amount of net rent (expressed as an amount per Square Foot), taking into account the value of all Landlord inducement, if any, and all other than relevant factors (without giving undue weight to the factor listed above), which a lessor would receive annually under the Assumed Lease (as defined below), exclusive of Occupancy Costs, assuming the lessor to be a prudent person willing to lease but being under no compulsion to do so, and assuming the tenant to be a prudent person willing to lease but being under no compulsion to do so. “Assumed Lease” means a lease of comparable unencumbered space in a first class office building in operation in downtown Minneapolis, with the following terms in the following circumstances:

(a)        if Fair Rental Value is being determined under Article 4.01(b), (i) the term of the Assumed Lease shall be five years, and (ii) the Assumed Lease shall cover space of a size equivalent to one full Floor in the Building, and the elevation of such space shall be comparable to the middle Floor in the then Premises.

(b)         if Fair Rental Value is being determined under Article 23.05, (i) the term of the Assumed Lease shall be the period from the Expansion Space Delivery Date in question to the end of the Initial Term or any then current Extended Term, and Fair Rental Value, as established for such period, shall take into account the then typical length of lease terms and the then market kinds and frequencies of adjustments to net annual rent that would apply over such period, and (ii) the Assumed Lease shall cover space of a size equivalent to the Expansion Space in question, at an elevation comparable to the Expansion Space in question.

24.02     Determination. Where the terms of this Lease provide the Annual Rent shall be determined by reference to Fair Rental Value, Landlord shall give notice to Tenant of its determination of Fair Rental Value at least 30 days prior to the date as of which it is to be determined, and such determination shall constitute Fair Rental Value unless Tenant objects thereto in writing within 30 days after its receipt of Landlord’s notice. If Tenant so objects, and the parties hereto are unable to agree upon Fair Rental Value within ten days after the date of Tenant’s objection, then at the request of either party such Fair Rental Value shall be determined by appraisal, made by a Fair Rental Value Board consisting of three reputable individuals (each an “Expert”) who have experience in and who are knowledgeable about the Minneapolis high-rise office market, each of whom shall have no disqualifying interest (as hereinafter defined). One Expert shall be appointed by Tenant or its representative and the second Expert shall be appointed by Landlord or its representative. The third Expert shall be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within ten days after the appointment of the second Expert, or if either party refuses or neglects to appoint an Expert as herein provided within ten days after the appointment of the first Expert, then such third Expert or such second Expert whose appointment was not made as aforesaid shall be appointed by the then President of the Minnesota chapter of the Building Owners and Managers Association or such successor body hereafter constituted exercising similar functions, unless such President shall have a direct or indirect financial or other business interest in or in common with any of the parties hereto (herein referred to as a “disqualifying interest”), in which case the third Expert or such other Expert whose appointment was not made as aforesaid shall be appointed by the then next highest ranking officer of the Minnesota chapter of the Building Owners and Managers Association or such successor body who shall not have a disqualifying interest. If the determinations of at least two of the Experts shall be identical in amount, said amount shall be deemed to be the Fair Rental Value. If the Building Owners and Managers Association or a successor thereto is not available to serve or unable to serve in such capacity, all determinations to be made by such association under this Article 24.00 shall be made by any judge of the Hennepin County District Court. If the determinations of all three Experts shall be different in amount, the highest appraised value shall be averaged with the middle value (said average being hereinafter referred to as “Sum Aft), the lowest appraised value shall be averaged with the middle value (said average being hereinafter referred to as “Sum B”), and the Fair Rental Value shall be determined as follows:

(i)         If neither Sum A nor Sum B differs from the middle appraised value by more than ten (10%) percent of such middle appraised value, then the Fair Rental Value shall be deemed to be the average of the three appraisals;

(ii)         If either Sum A or Sum B (but not both of said sums) differs from the middle appraised value by more than ten percent (10%) of such middle appraised value, then the Fair Rental Value shall be deemed to be the average of the middle appraised value and the appraised value closer in amount to said middle value; and

(iii)        If both Sum A and Sum B differ from the middle appraised value by more than ten percent (10%) of such middle appraised value, the appraisals shall have no force and effect, and the Fair Rental Value shall, unless the parties agree otherwise, be determined using the same procedure, guidelines and formula set out above, by a panel of three qualified individuals (none of whom may have been a member of the Fair Rental Value Board whose determination is being redetermined) who shall have no disqualifying interest. Such panel shall be appointed by the then President of the Minnesota chapter of the Building Owners and Managers Association or such successor body hereafter constituted exercising similar functions, unless such President shall have a disqualifying interest, in which case the panel shall be appointed by the then next highest ranking Officer of the Minnesota Chapter of the Building Owners and Managers Association or such successor body hereafter constituted exercising similar functions who shall not have a disqualifying interest.

Written notice of the Fair Rental Value as duly determined in accordance with the provisions of this Article shall be promptly given to the parties hereto and shall be binding and conclusive on the parties hereto for the duration of the applicable period for which the determination in question has been made. Each party shall bear its own expense in connection with the Fair Rental Value Board proceeding or proceedings, except that the fees of the Experts shall be borne equally.

24.03       Pending Determination.       If for any reason Fair Rental Value has not been determined as of the date on which Annual Rent is to be paid under Article 4.00 or 23.00, then on and after such date and until such determination is made, Annual Rent shall be the amount set forth in Landlord’s notice, and if the determination indicates that a greater or lesser Annual Rent should have been paid than that which actually was paid, a proper adjustment (including interest to Tenant on any overpayment from the dates of overpayment at the Interest Rate minus two percent; or interest to Landlord on any underpayment from the date of underpayment at the Interest Rate minus two percent) shall be made in a payment from Tenant to Landlord or from Landlord to Tenant.

ARTICLE 25.00         PROPERTY AND BUILDING NAME

25.01     Name.       Except as set forth below in Article 25.02 or 25.03, Landlord agrees that at all times during the Term the Building shall be named the “Dain Bosworth Plaza”. The Property shall either have no name, or be named by a name reasonably acceptable to Tenant. Landlord further agrees that (a) the Building shall have a separate identity, and shall not be treated as a mere component of a Property or project with a different name and (b) the Building shall be prominently identified by its name on its 6th Street side and 6th Street entrance, and the Building name shall be used in the P.O. Box and mailing address for the Building.

25.02       Change in Name.       If there is a change in the corporate name of Tenant (or Affiliate after whom the Building is then named), or if Tenant otherwise desires to change the name of the Building and no other change in name has occurred under this Article 25.02 within the past five years, then Landlord agrees that it shall make a corresponding change in the name of the Building requested by Tenant on not less than six (6) months notice to Landlord, provided that such proposed changed name (a)is not prohibited under or does not violate any lease of space in the Building then in effect and (b)is otherwise reasonably acceptable to Landlord. If any change in the name of the Building occurs in accordance with the foregoing, Tenant shall pay to Landlord all out-of-pocket costs and expenses incurred by Landlord as a direct result of such change, as and when billed therefor by Landlord.

25.03       Limitation.     If a Qualifying Assignment occurs or if at any time after the occurrence of the Commencement Date the number of Square Feet of Occupied Space is less than the lesser of (a) 75 percent ~of the Square Feet in the Premises and (b) 100,000 Square Feet, then the provisions of Article 25.02 shall cease to be of any force or effect and

Landlord may at its option, if the assignee of the Qualifying Assignment does not continue to use the Dain Bosworth name, change the name of the Building or of the Property, or Landlord at the request of Tenant will change the name of the Building or the Property, to a name selected by Landlord which does not contain any reference to Tenant. If Tenant requests such change, Tenant shall pay to Landlord all out-of-pocket costs and expenses incurred by Landlord as a direct result of such change, as and when billed therefor by Landlord. In no event shall the Building be changed to a name associated with Tenant or a direct competitor of Tenant without Tenant’s prior written consent.

ARTICLE 26.00         FORCE MAJEURE

The time within which any of the parties hereto shall be required to perform any act or acts required under this Lease shall be extended to the extent that the performance of such act or acts shall be delayed by a Force Majeure event as defined in the Master Agreement; provided, that nothing contained in this Article 26.00 shall extend the due date for any payment of Annual Rent, Occupancy Costs, Tax Costs or any Other Charges under this Lease. Conflicting terms, conditions and provisions of the Master Agreement shall control and take precedence over this Lease.

ARTICLE 27.00         ADDITIONAL PROVISIONS

27.01       Confidentiality.       Landlord will not disclose the terms of this Lease to any person or entity other than prospective mortgagees or ~purchasers and Landlord’s employees, counsel and accountants, or as disclosure may be required by law, without first obtaining the written consent of Tenant.

27.02       Memorandum.       This Lease shall not be recorded. Landlord and Tenant agree that, at the request of either party, they will execute and record a memorandum of this Lease, in form reasonably satisfactory to each.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date first above set forth.

LANDLORD:

BCED MINNESOTA INC.

	By:	/s/ Authorized Signatory
Its VP

And	By:	/s/ Authorized Signatory
Its AST. SECR.

TENANT:

INTER-REGIONAL FINANCIAL GROUP, INC.

	By:	/s/ Authorized Signatory
Its Pres

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Parcel 1:

Lots 1, 2, 9 and 10, and the Northwesterly 23 feet (front and rear) of Lots 3 and 8, all in Block 87, Town of Minneapolis, (now City of Minneapolis); also the Northwesterly 1/2 of the alley running through the center of said Block 87, from 5th Street to 6th Street (being streets in the City of Minneapolis), the Northwesterly boundary line of which alley is parallel to and 23 feet Southeasterly from the Northwesterly line of said Lots 3 and 8, in said Block 87; it being intended hereby to embrace the Northwesterly 1/2 of said Block 87.

Abstract Property.

Parcel 2:

The Northwesterly 10 feet of the following described property:

All that part of Block 87 in the original town of Minneapolis (now a part of the City of Minneapolis) bounded and described as follows, to wit: Commencing at the most easterly corner of said Block 87 being the corner formed by the intersection of the Southwesterly boundary line of Fifth Street with the Northwesterly boundary line on First Avenue South (now Marquette Avenue and formerly Minnetonka Street) in the City of Minneapolis; thence running Southwesterly along the line dividing said Marquette Avenue from said Block 87 a distance of 165 feet, more or less, to an intersection with a line drawn through the center of said Block 87 parallel with and equally distant from the Northeasterly boundary line of Sixth Street and the Southwesterly boundary line of Fifth Street; thence running Northwesterly along said line drawn through the center of Block 87 a distance of 165 feet; thence Northeasterly and parallel with the said Northwesterly boundary line of said Marquette Avenue a distance of 165 feet, more or less, to the Southwesterly boundary line of Fifth Street at a distance of 165 feet Northwesterly from the Northeasterly corner of said Block 87; thence Southeasterly along said line dividing said Fifth Street from said Block 87 a distance of 165 feet to the point of beginning, according to the plat thereof on file and of record in the office of the County Recorder, in and for Hennepin County, Minnesota.

Abstract Property.

Parcel 3:

The Northwesterly 10 feet of the Southeasterly Half (SEly 1/2) front and rear of Lot Three (3), Block Eighty-seven (87), Town of Minneapolis, and the Southwesterly Half (SWly 1/2) front and rear of the Southeasterly Half (SEly 1/2) front and rear of the vacated alley in said block, according to the recorded plat thereof, and situate in Hennepin County, Minnesota.

Being registered land as is evidenced by Certificate of Title No. 82330 (which also covers other land).

EXHIBIT B

DAIN BOSWORTH PLAZA

OPERATING COSTS AND TAXES

SECTION 1.00 WORDS AND PHRASES

1.01    Definitions.   As used in this Exhibit B (and not as used elsewhere in this Lease), the following terms shall have the following meanings:

(a)	Property Components: Definitions:

(i)	“Building” means the office building located, from time to time, on the Land identified in the Lease to which this Exhibit B is attached, including those portions of the Property used from time to time primarily and in common by (or by the sublessees, agents, employees, customers or licensees of) Landlord, Tenant and the other tenants of the Building, all appurtenant improvements located on the Land, all replacements thereof, and all HVAC equipment installed primarily for the Building, and the Building lobby areas, but excluding the Retail Facility, Retail Facility Common, Parking Facility, Delivery Facilities, and Property Common components of the Property.

(ii)	“Delivery Facilities” means that portion of the Property which is below grade, and which is from time to time used for loading and service facilities and access thereto, all appurtenances thereto, and all replacements thereof, including all HVAC equipment installed primarily for the Delivery Facilities, but excluding the Building, Retail Facility, Retail Facility Common, Parking Facility and Property Common components of the Property.

(iii)

“Parking Facility” means that portion of the Property which is below grade, and which is from time to time used for vehicular parking, and/or access thereto, all appurtenances thereto, and all replacements thereof, including all HVAC equipment installed primarily for the Parking Facility, but excluding the Building, Retail Facility,

Retail Facility Common, Delivery Facilities, and Property Common components of the Property.

(iv)	“Property Common” means that portion of-the Property which is not properly included in any of the Property Components defined in this Section, including all portions of the Property which are used from time to time, and primarily, to serve the Property generally, and for common use by (or by the sublessees, agents, employees, customers or licensees of) Landlord, Tenant, and the other tenants of the Property, all appurtenant improvements located on the Land, and all replacements thereof, including, without limitation, all HVAC equipment properly includable therein, all skyways, and all exterior sidewalks.

(v)	“Retail Facility” means the retail facility located from time to time on the Land, all appurtenant improvements located on the Land, all HVAC equipment installed primarily for the Retail Facility, and all replacements thereof, but excluding the Building, Retail Facility Common, Parking Facility, Delivery Facilities and Property Common components of the Property.

(vi)	“Retail Facility Common” means those portions of the Property which are provided from time to time to be used primarily and in common by (or by the sublessees, agents, employees, customers or licensees of) Landlord and the tenants of the Retail Facility, all appurtenant improvements located on the Land, and all replacements thereof, and including, without limitation, all HVAC equipment installed primarily for the Retail Facility Common, and the Retail Facility lobby areas, but excluding the Building, Retail Facility, Parking Facility, Delivery Facilities and Property Common components of the Property.

(b)	Additional Definitions:

(i)

“Building Delivery Facilities Operating Costs” shall mean, for any Fiscal Year, the amount determined by multiplying Delivery Facilities Operating Costs (as adjusted pursuant to Section 3.06) times 40% and then times a fraction, the numerator of which equals the gross area of the Building and the denominator of which equals the aggregate gross area of the Building, the Retail Facility and the Retail Facility Common.

(ii)	“Building Operating Costs” shall mean Operating Costs properly allocable to the Building.

(iii)	“Delivery Facilities Operating Costs” shall mean Operating Costs properly allocable to the Delivery Facilities.

(iv)	“Fiscal Year” means the calendar year, unless Landlord elects, by thirty (30) days’ notice to Tenant, that Fiscal Year shall mean a twelve-month period from time to time determined by Landlord with the concurrence of the appropriate taxation authorities at the end of which Landlord’s books are balanced for auditing or taxation purposes.

(v)	“Operating Cost” shall have the meaning stated in Section 3.02.

(vi)	“Parking Facility Operating Costs” shall mean Operating Costs properly allocable to the Parking Facility.

(vii)	“Property Common Operating Costs” shall mean Operating Costs properly allocable to the Property Common.

(viii)	“Property Components” shall be the collective term for the six Property components defined in Section 1.01(a).

(ix)	“Qualified Capital Costs” shall have the meaning stated in Section 3.02(d).

(x)	“Retail Facility Common Operating Costs” shall mean Operating Costs properly allocable to the Retail Facility Common.

(xi)	“Retail Facility Operating Costs” shall mean Operating Costs properly allocable to the Retail Facility.

(xii)	“Section” means a section of this Exhibit B.

(xiii)	“Taxes” means the aggregate of all taxes, rates, charges, levies and assessments paid by Landlord, before delinquency, and imposed by any competent governmental taxing authority upon a parcel and/or improvements, including any tax imposed on the capital invested in such parcel and/or improvements. In determining Taxes, any capital gains, sales, corporate income, profits, excess profits, and business tax imposed upon the income of Landlord and any other impost of a personal nature charged or levied against the Landlord shall be excluded, except to the extent that it is levied in lieu of taxes, rates, charges, or assessments charged solely in respect of such parcel and/or improvements. Provisions to the contrary contained above notwithstanding, Taxes shall not include Taxes levied against such parcel and/or improvements or any portion thereof by tax increment or other agreement, in excess of the Taxes which would otherwise have been levied against such parcel and/or improvements in the absence of such agreement; and Taxes shall not include assessments or special assessments for improvements or other items which are essentially private improvements and not commonly the object of an assessment or special assessment from time to time in downtown Minneapolis office and retail properties. Without limiting the generality of the foregoing, Taxes shall include Nicollet Mall assessments.

(xiv)	“Tax Costs” shall mean the amount of Taxes to be paid by Tenant pursuant to Section 2.00.

(xv)	“Tenant’s Share” means a fraction, the numerator of which is the number of Square Feet in the Premises from time to time and the denominator of which is the number of Square Feet in the Building. In the event that the number of Square Feet in the Premises changes during any Fiscal Year, an appropriate adjustment shall be made to reflect the time periods during such Fiscal Year in which space was added to or deducted from the Premises.

SECTION 2.00     TAXES

2.01    Allocation of Taxes.   Subject to Sections 2.02 and 2.03, Tax Costs for any Fiscal Year shall be determined as .follows:

(a)     Taxes payable in such Fiscal Year regarding the Property, as defined in Article 1.01 of the Lease, shall be reduced by the portion of Taxes properly attributable to the Parking Facility, as specified by the governmental tax assessor on the bill for such Taxes or otherwise as specified in such assessor’s records;

(b)     Taxes regarding the Property, as so reduced, shall be multiplied by a fraction, the numerator of which equals the gross area of the Building plus 2,750 Square Feet and the denominator of which equals the aggregate gross area of the Building, the Retail Facility, the Retail Facility Common and the Delivery Facilities;

(c)     Tax Costs shall equal Tenant’s Share of the amount determined under clause (b) above.

2.02    Tax Parcels.   In the event Landlord petitions for separate tax parcels with respect to the Property, Landlord will petition for a separate tax parcel for the Building. If a separate tax parcel is established for the Building and such tax parcel includes a fair and equitable portion (based on the percentages specified in Section 3.01) of the Land, the Retail Facility, the Delivery Facilities, the Property Common and the Retail Facility Common, then Tax Costs will equal Tenant’s Share of the Taxes assessed under such Building tax parcel.

2.03    Tax Costs Adjustment.   In the event that Tenant reasonably believes that the fraction described in Section 2.01(b), when applied to the real estate tax component of Taxes in any Fiscal Year, inappropriately allocates real estate taxes between the Retail Facility and the Building so that real estate taxes allocated to the Building are artificially higher or lower than they would have been had the Building been assessed alone, then Tenant may give written notice to Landlord requesting that the real estate tax component of Taxes for such Fiscal Year be recalculated based on the relative values of the Building and the Retail Facility. Any such notice shall be given within 20 days after Landlord’s delivery to Tenant of a statement of Taxes for such Fiscal Year as provided under Article 4.07(a) of the Lease. Promptly after the date of such notice, the relative values of the Building and the Retail Facility, stated in terms of percentages, shall be determined by appraisal according to the procedures set forth in Article 24.02 of the Lease, and all costs of the proceedings shall be paid one-half by Landlord and one-half by Tenant. Once the relative values have been determined, Tax Costs for the Fiscal Year in question shall be determined as follows:

(a)	Taxes payable in such Fiscal Year shall be reduced by the portion of Taxes properly attributable to the Parking Facility as provided in Section 2.01(a);

(b)	Taxes, as so reduced, shall be multiplied by the percentage of relative value attributed to the Building;

(c)	Tax Costs shall equal Tenant’s Share of the amount determined under clause (a) above.

SECTION 3.00     OPERATING COSTS

3.01 Occupancy	Costs.

(a)       Tenant shall not be obligated to reimburse Landlord for any portion of the Retail Facility Operating Costs or the Parking Facility Operating Costs for any Fiscal Year. Occupancy Costs for any Fiscal Year shall be calculated and determined as follows, and shall be equal to the total of:

(i)	Tenant’s Share of the Building Operating Costs, plus

(ii)	Tenant’s Share of 15% of the Retail Facility Common Operating Costs, plus

(iii)	Tenant’s Share of the Building Delivery Facilities Operating Costs, plus

(iv)	Tenant’s Share of 25% of the Property Common Operating Costs, plus

(v)	the management fee set forth in Section 3.01(b).

(b)       The management fee shall be equal to 2.5 percent of gross revenues received by Landlord from the Building in any Fiscal Year multiplied by a fraction, the numerator of which is the number of Square Feet in the Premises and the denominator of which is the number of Square Feet of space in the Building that is leased under leases in which the commencement date has occurred.

3.02 Determination	of Operating Cost

(a)       Subject to the exceptions and limitations stated in Section 3.02(c), Operating Cost means an amount established in accordance with generally accepted accounting principles consistently applied and confirmed in a certificate of Landlord, and pursuant to Article 4.06 of the Lease, equal to the total of all net costs, charges and expenses, excluding all capital expenditures, except as expressly provided in Section 3.02(b), directly and properly allocable to the management, operation, repair and maintenance of the Property. Operating Cost shall also include the costs, charges and expenses stated in Section 3.02(b).

(b)        Subject to the exceptions and limitations stated in Section 3.02(c), Operating Cost shall include Qualified Capital Costs (as determined under Section 3.02(d).

(c)        Provisions to the contrary, if any, contained in the Lease notwithstanding, Operating Costs shall not include, and there shall be further excepted from Operating Costs:

(i)	All charges for management, management fees and management services other than the fee described in Section 3.01(b)

(ii)	All charges for Taxes.

(iii)	All charges for complying with laws, codes, regulations or ordinances relating to Hazardous Material, as defined in Article 1.01 of the Lease (Landlord agreeing to notify Tenant in advance of any such costs which will in Landlord’s reasonable estimation result in substantial increases to the Operating Costs to be paid by Tenant) to the extent that such charges relate to violations of such laws that were in existence on the Commencement Date, or to the particular use of its space by a tenant other than Tenant.

(iv)	All costs, charges and expenses relating to any leasehold, use or other special rights which Landlord may grant with respect to use of the roof of the Building to any tenant or user other than Tenant.

(v)	Charges, costs and expenses for capital repairs, replacements or improvements, other than Qualified Capital Costs;

(vi)	Depreciation;

(vii)	Expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemnor, tenant or otherwise); expenses incurred in leasing or procuring tenants (including lease commissions, advertising expenses and expenses of renovating or preparing space for tenants); legal expenses arising out of the construction, operation, use, occupation or maintenance of the Property or the enforcement of the provisions of any agreements affecting the Property;

(viii)	Interest, loan fees, financing charges or amortization payments on any loan or loans, and rent under any ground or underlying lease or leases;

(ix)	Wages, salaries, benefits and other compensation paid to any executive employees above the level of the highest ranking employee of Landlord located in Minneapolis or St. Paul who is principally involved in and primarily responsible for the operation and leasing of the Building or the Building and other properties in Minneapolis and St. Paul owned or managed by Landlord;

(x)

The cost of any work or service performed for or facilities furnished to a tenant at the tenant’s cost; the costs of installing, operating and maintaining a specialty improvement, including observatories or broadcasting, cafeteria or dining facilities, or athletic, luncheon or recreational clubs; any cost or expense incurred by Landlord in providing services (including utilities and utility metering costs) to any tenant in excess of those normally incurred in the ordinary course by an office tenant during Normal

Business Hours; any cost or expense representing an amount paid to a person or entity related to or affiliated with Landlord or its partners which is in excess of the amount which would be paid in the absence of such relationship the cost of any service (such as janitorial or security service) to the extent that it is provided by Landlord to the premises of other tenants generally, but supplied by Tenant to the Premises at Tenant’s expense pursuant to this Lease; the costs of complying with all laws, ordinances, rules, orders, regulations, directives and other requirements of governmental authorities now or subsequently pertaining to the Premises that Tenant is not expressly required to bear pursuant to this Lease;

(xi)	Costs, charges and expenses for repair and replacement resulting from inferior or deficient workmanship, materials, or equipment in the initial construction of the Property, or for which Landlord is reimbursed by insurers, or which are required to correct defects in the initial design of the Property, including, without limitation, deficiencies resulting from the failure to design the Building in accordance with prevailing operating cost efficiency standards used by comparable first class office buildings of comparable age in the central business district of Minneapolis;

(Xii)	Bad debt reserves;

(xiii)	All expenses for the replacement of light bulbs and ballasts;

(xiv)

Operating Costs will be reduced, as appropriate, by: net recoveries received by Landlord from tenants as a result of any act, omission, default or negligence of such tenants or by reason of a breach by such tenants of the provisions of their respective leases that reduce the Operating Costs incurred by Landlord; contributions, if any, to the total cost of maintaining, repairing and operating the Property made by owners or occupants of property other than the Property; the proceeds of all amounts received by Landlord as fees, rents, or other consideration for the use of common areas of the Property (including, but not limited to, shows and promotions, displays, kiosks, lockers, advertising, etc.); and the proceeds received by Landlord under an insurance policy issued to Landlord provided that the claim related to the operation and maintenance of the Property.

(d)     If Landlord desires to accomplish any improvement, alteration or replacement of a capital nature in order to reduce or limit increases in Operating Cost, and the need or desirability of such improvement, alteration or replacement is not reasonably known or foreseeable at the time of design for initial construction of the Property, then Landlord may (but shall not be obligated to) request that Tenant approve such improvement, alteration or replacement based on reasonably detailed costs and projections presented by Landlord. Tenant’s approval shall not be unreasonably withheld or delayed. If any improvement, alteration or replacement is proposed by Landlord and approved by Tenant under this Section 3.02(d), then Qualified Capital Costs for any Fiscal Year shall include the amortization attributable to such Fiscal Year of all net costs, charges and expenses incurred by Landlord in connection with such improvement, alteration or replacement, with such amortization accomplished with applicable interest rates on the useful life of such improvement, alteration or replacement. If Landlord accomplishes any improvement, alteration or replacement described above without obtaining Tenant’s prior approval, then Qualified Capital Costs for any Fiscal Year shall only include the lesser of (i) the amortization attributable to such Fiscal Year of all net costs, charges and expenses incurred by Landlord in connection with such improvement, alteration or replacement, with such amortization accomplished on the terms described above, and (ii) the actual reduction in Operating Costs in such Fiscal Year resulting from such improvement, alteration or replacement, as reasonably demonstrated by Landlord in writing to Tenant. Finally, Qualified Capital Costs for any Fiscal Year shall include the amortization attributable to such Fiscal Year of all net costs, charges and expenses incurred by Landlord in connection with the making of any improvement, alteration or replacement required by change in legal requirements affecting the Property, if such change occurs five years or more after the Commencement Date and is not reasonably foreseeable in the design of initial construction of the Property, which amortization shall be accomplished on the terms set forth above.

(e) All expenses for the replacement of light bulbs and ballasts in the Premises shall be charged to Tenant directly in an amount equal to Landlord’s actual out of pocket costs for such expenses.

3.83     Hazardous Material.   Tenant acknowledges that Landlord may incur costs for complying with laws, codes, regulations or ordinances relating to Hazardous Material which are not the responsibility of either Landlord or Tenant under this Lease, including the following: (a) Hazardous Material present in the soil or ground water on the Property of which Landlord has no knowledge after completion of all appropriate testing by Landlord; (b) a change in laws, codes, regulations or ordinances which relate to Hazardous Material which made that Hazardous Material which is present on the Property as of the date hereof, whether known or unknown to Landlord, a violation of such new laws, codes, regulations or ordinances; or (c) Hazardous Material that migrates, flows, percolates, diffuses or in any way moves onto or under the Property after the date hereof. Tenant agrees that the costs incurred by Landlord for complying with laws, codes, regulations or ordinances relating to Hazardous Material on the Property shall be an Operating Costs unless (i) such costs relate to violations of laws, codes, regulations or ordinances existing on the Commencement Date, or (ii) such costs relate solely to a tenant’s particular use of its space. To the extent any such Operating Costs relating to Hazardous Material is subsequently recovered or reimbursed through insurance, or recovered from responsible third parties, or other action, Tenant shall be entitled to a proportionate reimbursement to the extent it has paid its share of such Operating Costs to which such recovery or reimbursement relates.

3.04     When Services Are Not Provided.   Notwithstanding Section 3.02, when and if any service which is normally provided by Landlord to some tenants of the Building in their premises

(a)     is not provided by Landlord in the Premises under the specific terms of this Lease, in determining Operating Costs for Tenant, the cost of such service (except as it may be properly allocable to the Retail Facility Common, Property Common and Delivery Facilities Property Components) shall be excluded, and

(b)     is not provided by Landlord in a material portion of the Building, in determining Operating Costs for Tenant, the cost of that service shall be divided by the difference between the total number of Square Feet in the Building and the total number of Square Feet in the Building in which Landlord does not provide that service.

3.05 Shared	Facilities, Services and Utilities. If any facilities, services or utilities

(a)     for the operation, repair and maintenance of the Property are provided from another building or other buildings owned or operated by Landlord or an affiliate of Landlord, or

(b)     for the operation, repair and maintenance of another building or other buildings owned or operated by Landlord or an affiliate of Landlord are provided from the Property,

then net costs, charges and expenses for those facilities, services and utilities shall, for the purpose of Section 3.02, be allocated by Landlord between the Property and the other building or among the Property and the other buildings on a fair and equitable basis.

3.06     Credit to Property Common Areas and Delivery Facilities.   Landlord shall collect and recover where circumstances so permit an equitable share of the cost of operating and maintaining the Retail Facility Common, Property Common and Delivery Facilities Property Components from tenants, owners or occupants of the Property and of neighboring properties and others, other than Tenant, who benefit from the use of said Property Components, and shall credit any recovery to the gross costs before determination of Operating Costs and Taxes.

3.07     Occupancy Adjustment.   If there is unoccupied space in the Building in any Fiscal Year, then expenses for janitorial services, trash removal, electricity and washroom supplies in such Fiscal Year shall be adjusted upward to the amount that would have been incurred if the Building had been fully occupied; provided, however, that in no event will such adjustment permit Landlord to collect from tenants in the Building, on account of Operating Costs, more than 100% of the actual amount of such expenses.

3.08     Partial Fiscal Year.   If the Term commences after the beginning of or terminates before the end of a Fiscal Year, any amount payable by Tenant hereunder shall be adjusted accordingly.

SECTION 4.00     LOADING AND DELIVERY

4.01     Limitation.   The delivery and shipping of merchandise, supplies, fixtures, and other materials or goods of any kind to or from the Premises and all loading, unloading and handling of them shall be done only at such times, in such areas, by such means, and through such elevators, entrances, malls, and corridors as are reasonably designated from time to time by Landlord.

4.02     Liability.   Landlord accepts no liability and is hereby relieved and released by Tenant in respect to the operation and adequacy of the Delivery Facilities, the acts or omissions of any person or persons engaged in the operation of the Delivery Facilities, or in the acceptance, holding, handling, delivery or dispatch of any goods for or on behalf of Tenant, and any claim of Tenant by reason of damage, loss, theft, or any acceptance, holding, handling, delivery or dispatch, or failure of any acceptance, holding, handling, or dispatch, or any error, negligence or delay in acceptance, holding, handling, or dispatch.

4.03     Rules.   Landlord may from time to time make and amend reasonable rules and regulations for the orderly and efficient operation of the Delivery Facilities, and shall require reimburse-ment of appropriate charges for delivery services demurrage and use of the Delivery Facilities from all tenants of the Property, and from all other users of the Delivery Facilities.

EXHIBIT C
RULES AND REGULATION

1.	Security Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Building, any persons occupying, using or entering the same, or any equipment, finishings or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

2.	Locks Landlord may from time to time install and change locking mechanisms on entrances to the Building, common areas thereof, and the Premises, and (intentionally omitted) shall provide to Tenant a reasonable number of keys and replacements therefor to meet the bona fide requirements of Tenant. In these rules “keys” include any device serving the same purpose. Tenant shall not add to or change existing locking mechanisms on any door in or to the Premises without Landlord’s prior written consent. If with Landlord’s consent, Tenant installs lock(s) incompatible with the Building master locking system:

(a)	Landlord, without abatement of Rent, shall be relieved of any obligation under the Lease to provide any service to the affected areas which require access thereto.

(b)	Tenant shall indemnify Landlord against any expense as a result of forced entry thereto which may be required in an emergency, and

(c)	Tenant shall at the end of the Term and at Landlord’s request remove such lock(s) at Tenant’s expense.

3.	Return of Keys At the end of the Term, Tenant shall promptly return to Landlord all keys for the Building and Premises which an: in possession of Tenant

4.	Windows Tenant shall observe Landlord’s rules with respect to maintaining window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance, and shall not install any window shades, screens, drapes, covers or other materials on or at any window in the Premises without Landlord’s prior written consent

5.	Repair, Maintenance, Alterations and Improvements Tenant shall carry out Tenant’s repair, maintenance, alterations and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other tenants in the Building.

6.	Water Fixtures Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant

7.	Personal Use Premises The Premises shall not be used or permitted to be used for residential, lodging or sleeping purposes

8.	Heavy Articles Tenant shall not place in or move about the Premises without Landlord’s prior written consent any safe or other heavy article which in Landlord’s reasonable opinion may damage the Building, and Landlord may designate the location of any heavy articles in the Premises.

9.	(Intentionally Omitted)

10.	Bicycles, Animals Tenant shall not bring an) animals or birds into the Building, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

ONE

11.	Deliveries Tenant shall ensure that deliveries of materials and supplies to the Premises are made through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making such deliveries.

12.	Furniture and Equipment Tenant shall ensure that furniture and equipment being moved into or out of the Premises is moved through such entrances, elevators and corridors and at such times as may from time to time be designated by Landlord, and by movers or a moving company approved by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused thereby.

13.	Solicitations Landlord reserves the right to restrict or prohibit canvassing, soliciting or peddling in the Building.

14.	Food and Beverages Only persons approved from time to time by Landlord may prepare, solicit orders (or, sell, serve or distribute foods or beverages in the Building. or use the elevators, corridors or common areas for any such purpose. Except with Landlord’s prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving or distribution of rood or beverages.

15.	Refuse Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts and shafts of the Building, free of all refuse.

16.	Obstructions Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells or other common areas of the Building, or use such locations for any purpose except access to and exit from the Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing (unauthorized by Landlord) without notice or obligation to Tenant.

17.	Dangerous or Immoral Activities Tenant shall not make any use of the Premises which involves the danger of injury to any person, nor shall the same be used for any immoral purpose.

18.	Proper Conduct Tenant shall not conduct itself in any manner which is inconsistent with the character of the Building as a first quality building or which will impair the comfort and convenience of other tenants in the Building.

19.	Employees, Agents and Invitees In these Rules and Regulations, Tenant includes the employees, agents, invitees and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

20.	Housekeeping Tenant shall prevent paper, books, magazines, and other obstructions from being placed on heat, ventilating and air conditioning convectors and any other interference with the heat, ventilating and/or air conditioning system within the Premises.

21	Energy Conservation Tenant shall make every effort to practice energy conservation with in the Premises and will cooperate with Landlord in establishing and implementing such conservation programs as Landlord may from time to time develop.

TWO

1956g

EXHIBIT D

BUILDING MODIFICATIONS;

CONSTRUCTION OF IMPROVEMENTS IN THE INITIAL SPACE

1.	Definitions.

     As used in this Exhibit D and elsewhere in this Lease, the following terms shall have the following meanings:

(a)     “Base Building” means the Building and its structural, mechanical, electrical, plumbing and life safety systems, as described in the Preliminary Schematic Design Package and in the Final Schematic Design Package approved by Tenant, and all further development of the design thereof under the Master Agreement, but not including any tenant work and including on any Floor only those improvements set forth on Schedule 1 to this Exhibit D.

(b)     “Building Standard” means the type, quantity and quality of materials, equipment, finishing, workmanship and other elements complying with governing codes and regulations and consistent with the Outline Specification, from time to time reasonably specified by Landlord for the Building.

(c)     “Outline Specification” is defined in the Master Agreement.

(d)     “Space Plan” means a preliminary conceptual layout of the Initial Space for use in evaluation of space utilization in the Initial Space and a preliminary estimate of cost.

(e)     “Premises Plan” means the plans and specifications (including special structural, architectural, mechanical and electrical working drawings) required for the supply, installation and finishing in the Initial Space of partitions; doors and hardware; ceilings; wiring, lights and switches; heating, cooling and ventilation equipment and controls; telephone and electrical outlets; floor coverings; drapes; built-ins; plumbing and fixtures; fire protection, fire warning and security systems; and other equipment and facilities attached to and forming part of the Building. The Premises Plan does not include any work included in the Base Building.

(f)     “Space Planner” means Walsh Bishop Associates, Inc. or such other professional architect(s) or engineer(s) as may be from time to time selected and engaged by Tenant, at Tenant’s expense (and approved by Landlord, whose approval will not be unreasonably withheld and will, if not given or withheld within 10 days after Tenant’s written request for approval, be deemed to have been given), for preparation of the Space Plan and the Premises Plan.

(g)     “Landlord’s Work” means the work on each Floor of the Initial Space that is in addition to the Base Building and that is described on Schedule 2 to this Exhibit D.

(h)     “Tenant’s Work” means all work on each Floor of the Initial Space as described in the Premises Plan, other than Landlord’s Work, and other than the Base Building.

(i)     “Improvement Allowance” is defined in Section 8(a).

(j)     “Base Building Contractor” means the contractor from time to time engaged by Landlord to carry out construction of the Base Building.

(k)     “Initial Space Contractor” means the contractor engaged by Landlord to carry out Landlord’s Work and Tenant’s Work, and selected in accordance with Section 3(a).

(l)     “Expenditure Authorization” means an authorization by Tenant to Landlord to expend funds on behalf of Tenant for Tenant’s Work, in the form prescribed by Landlord from time to time for the Building, but in any event complying and consistent with the requirements of this Exhibit D.

(m)     “Project Schedule” is defined in Section 3(b)(i).

(n)     “Section” means a Section of this Exhibit D, unless “Section” is used expressly with reference to another document.

(o)     “Master Agreement” means that certain Master Agreement dated the date hereof between Landlord and Tenant.

(p)     “Preliminary Tower Schematic Design Package” is defined in the Master Agreement.

(q)	“Final Tower Schematic Design Package” is defined in the Master Agreement.

(r)	“Architect” shall have the meaning stated in the Lease.

2.	Modifications to the Base Building.

(a)       Tenant Request. From time to time until the approval by Landlord of Tenant’s Premises Plan pursuant to Section 4(g), Tenant may request in writing to Landlord a modification to the Base Building to accommodate special or specific installations or uses in the Initial Space by Tenant (a “Tenant Modification”). Tenant Modifications do not include (i) any items included in the Base Building and described in the Preliminary Schematic Design Package, the Final Schematic Design Package approved by Tenant and all further development of the design thereof under the Master Agreement, or (ii) any claims of inconsistency of further design with previous design made by Tenant under the Master Agreement. Within fourteen (14) days after receipt of Tenant’s request, Landlord shall either approve or disapprove the proposed Tenant Modification, which approval shall not be unreasonably withheld if the proposed Tenant Modification will not adversely affect the Base Building or Building systems and will not affect or reduce the size or marketability of rentable area outside the Premises. In no event, however, shall any request for a Tenant Modification be approved by Landlord unless the request and approval process under this Section 2{a), the preliminary design and approval process under Section 2{b) and the final design process under Section 2{b) can all reasonably be expected to be completed, under the Project Schedule then in effect, in time to permit the orderly inclusion of such Tenant Modification as a separate or alternate bid in the bid package or packages for the Building work or components affected by such Tenant Modification. Furthermore, any request for a Tenant Modification, once approved by Landlord under this Section 2(a), shall be pursued by Landlord and Tenant under this Section 2 only if final design of such Tenant Modification is actually completed in time to permit its orderly inclusion as a separate or alternate bid in such bid package or packages. Landlord acknowledges that certain modifications to Base Building have been raised by Tenant and agrees that those modifications, which are set forth on Schedule 3 to this Exhibit D (“Proposed Modifications”), will be approved if they are requested on time by Tenant under this Section 2(a).

(b)     Landlord Approval.   If Landlord approves a Tenant Modification under Section 2(a), then Landlord shall deliver to Tenant a form that authorizes the Architect and Building engineers and other consultants to prepare drawings and specifications for the Tenant Modification, together with an estimate from such Architect, engineer and consultants of their fees for design of the Tenant Modification, and Tenant shall, if it wishes to proceed with the Tenant Modification, execute and deliver such authorization to Landlord. Landlord shall deliver a set of such drawings and specifications to Tenant upon their completion. If drawings and specifications for the Tenant Modification that are sufficient to permit a bidding of the Tenant Modification as a separate or alternate bid in the bid packages for the Base Building work or components in question are completed sufficiently in advance of the bidding of such bid packages, then Landlord shall cause the Base Building Contractor to determine the direct construction cost portion of the Tenant Modification by bid, and upon receipt of such determination Landlord shall deliver to Tenant a tenant authorization form (“TAF”) describing the Tenant Modification and (1) setting forth the cost of such Tenant Modification under Section 2(d)(i) as of the date of delivery of the TAF as estimated by the Architect and other consultants and engineers, with a level of specificity reasonably satisfactory to Tenant, (2) setting forth the cost of such Tenant Modification ~ under Section 2(d)(ii), (iii), (iv) and (v) and (3) providing for execution thereof by Tenant as an authorization to construct the Tenant Modification at the estimated costs set forth in the TAF.

(c)     Tenant’s Election.   If Tenant wishes to proceed with a Tenant Modification, then Tenant shall execute and deliver to Landlord the TAF therefor within the time for Tenant’s response set forth in the TAF (which time shall be determined by Landlord and shall be the maximum time available based on Landlord’s then Project Schedule, the extent of the work and the need to fix prices of labor and materials), failing which Tenant shall be deemed to have elected not to proceed with such Tenant Modification. If Tenant elects or is deemed to have elected not to proceed with such Tenant Modification, then Tenant shall nevertheless pay all costs for such Tenant Modification described in Section 2(d)(i) when billed therefor by Landlord. Tenant acknowledges that it may be required to elect to proceed with a Tenant Modification by executing a TAF before all of the costs of such Tenant Modification have been determined under Section 2(d), and that by electing so to proceed it is agreeing to pay such costs as they may be thereafter determined under Section 2(d).

(d)     Costs.   The costs to Tenant of any Tenant Modification are as follows:

(i)	all fees and other costs charged by the Architect and Building engineers and other consultants for the design of the Tenant Modification, subject to the terms of any prior agreement establishing or limiting those fees and costs;

(ii)	all direct construction costs of the Tenant Modification, determined as follows:

(A)	Landlord shall cause the Tenant Modification to be bid as a separate bid or as an alternate in the Building bid package or packages to which the Tenant Modification relates. The difference in cost as established by comparison with the separate or alternate bid of the contractor selected by Landlord or by the Base Building Contractor, plus any incremental amount charged Landlord for the Base Building Contractor’s overhead, supervision and profit, shall be the direct construction cost portion of the cost of the Tenant Modification. Any net savings to Landlord resulting from a Tenant Modification shall be added to the Moving Allowance.

(B)	If the determination of any part of the direct construction cost of the Tenant Modification by bid under clause (A) above is not practicable, after Landlord’s and

Tenant’s best efforts, then Landlord shall reasonably estimate an amount for such part of such cost.

(iii)	an amount equal to three percent of the direct construction cost of the Tenant Modification determined under the clauses (i) or (ii) above, for Landlord’s coordination services; and

(iv)	the cost of any loss of Square Feet in the Initial Space resulting from the Tenant Modification, which cost shall be measured and paid by including such lost Square Feet in the definition of Square Feet in the Premises for purposes of paying Annual Rent, Occupancy Costs and Tax Costs under this Lease.

The costs described in clauses (i), (ii), and (iii) shall be billed to Tenant as and when Landlord is billed for the costs described in clauses (i) and (ii). Tenant shall pay to Landlord (or, at Tenant’s option, shall have credited against amounts otherwise due from Landlord for the Improvement Allowance) all amounts under Section 2(d)(i), (ii) and (iii) promptly after receipt of proper bills therefor.

(e)      Base Building Contractor’s Fees.   The amount charged by Landlord under Section 2(d)(ii)(A) shall be the actual amount of the Base Building Contractor’s charges for the Tenant Modification under Landlord’s contract with the Base Building Contractor, which charges shall not exceed the following percentages of the direct construction cost of the Tenant Modification

Base Building Contractor’s Fee	- -	1.5

General Conditions	- -	8.5

Insurance	- -	1.2

(f)        Proposed Modifications.   If and to the extent that any Proposed Modification is requested on time by Tenant under Section 2(a), then the cost to Tenant of such Proposed Modification shall be determined under Section 2(d) on the basis set forth for such Proposed Modification on Schedule 3 to this Exhibit D.

3.       Selection of Initial Space Contractor; Schedule; Responsibilities.

(a)	Initial Space Contractor.

(i)

At or before the time specified on the Project Schedule, Landlord and Tenant shall establish a list of four reputable, union general contractors, experienced in the build-out of tenant spaces in high-rise office buildings in downtown Minneapolis. Landlord shall propose two such general contractors for such list to Tenant, subject to Tenant’s reasonable approval, and Tenant shall propose two such general contracts for such list to Landlord, subject to Landlord’s reasonable approval. If any general contractor is reasonably disapproved by either party, then the other party shall propose an additional general contractor meeting the requirements specified above. The Base Building Contractor (or any partner therein) may be proposed by Landlord under this Section 3(a)(i), but may be rejected by Landlord if proposed by Tenant and not by Landlord. The four general contractors proposed and approved by Landlord and Tenant under this Section 3(a)(i) shall be referred to as the “Eligible Contractors”.

(ii)

Promptly after the determination of the Eligible Contractors, Landlord and Tenant shall prepare a request for proposal from each of the Eligible Contractors, which request shall describe in general terms the size and nature of Landlord’s Work and Tenant’s Work and the proposed schedule therefor (based on the Project Schedule), and shall request a proposal specifying the fee, overhead and profit charges and general conditions charges for which each Eligible Contractor would perform Landlord’s Work and Tenant’s Work, specifying the application of those fees to changes in the work, progress payment provisions, specifying the personnel who would be in charge of the work, and specifying other matters requested by Landlord and Tenant. Landlord and Tenant shall review the responses from the Eligible Contractors, and shall negotiate such responses as appropriate. Landlord shall, with Tenant’s reasonable concurrence, select one of the Eligible Contractors based on the fee and other charges proposed by such Eligible Contractor, the experience and workload of such Eligible Contractor, and the identity of the personnel proposed by such Eligible Contractor for the work. The Eligible Contractor so selected by Landlord shall be the Initial Space Contractor

(iii)

Promptly after selection of the Initial Space Contractor, and in any event on or before the date specified in the Project Schedule, Landlord shall enter into a construction contract with the Initial Space Contractor that incorporates the terms of the Initial Space Contractor’s response as accepted by Landlord and Tenant under Section 3(a)(ii). Such contract shall also provide for reasonable and customary review, input and approval by the Space Planner before and during construction of Landlord’s Work and Tenant’s Work of all contract administration matters, including disbursements, shop drawings, submissions, samples, change orders, punchlists and substantial completion certificates.

(b)	Project Schedule.

(i)

Not later than the commencement of excavation on the Land, Landlord shall deliver to Tenant a detailed project schedule, showing the course of construction of the Base Building and Landlord’s Work and Tenant’s Work by week from commencement of excavation through completion. Within 20 days after Tenant’s receipt of such schedule, Landlord and Tenant shall reasonably agree on the specification on such schedule of all events and deadlines referred to in this Exhibit D, including, without limitation, the times by which the Premises Plan or aspects thereof must be available to the Base Building Contractor in order for items of Landlord’s Work to be installed in the Initial Space without cost to Tenant and the times by which request for Proposed Modifications must be made by Tenant under Section 2(a). Landlord and Tenant agree that in specifying times for all such events and deadlines on the schedule, they shall provide as much time as is reasonably possible in each circumstance for Tenant to perform its obligations or to make its elections, and no event or deadline shall be specified at a time which provides Tenant with less than a usual and typical amount of time within which to conduct required decision-making, programming and designing of the Initial Space, given the size and proposed uses thereof.

(ii)	After the establishment of an initial project schedule under Section 3(b)(i), Landlord shall deliver to Tenant a revised schedule promptly after each material change thereto. No such change shall advance the time specified for any performance or election by Tenant without Tenant’s reasonable approval. The project schedule established under Section 3(b)(i), and all amendments thereof under this Section 3(b)(ii), shall be referred to as the “Project Schedule”.

(c)       Responsibilities.   Landlord and Tenant agree with respect to responsibility for design of Landlord’s Work and Tenant’s Work, that:

(i)	Landlord is responsible for the adequacy, completeness and accuracy of the design of the Base Building and Tenant Modifications, and Tenant shall bear no costs and be charged with no delay resulting from inadequacy, incompleteness or inaccuracy of such design;

(ii)	Tenant is, subject to the provisions of Section 3(c)(iii) below, responsible for the adequacy, completeness and accuracy of the design of Landlord’s Work and Tenant’s Work (including, without limitation, the mechanical and electrical systems therein), and Landlord shall bear no costs and be charged with no delay resulting from inadequacy, incompleteness or inaccuracy of such design;

(iii)	Landlord’s consultants’ review and approval of the Space Plan and the Premises Plan under Section 4 shall not affect Tenant’s responsibility under clause (ii) above, except that Landlord shall be responsible for all aspects of design of Landlord’s Work and Tenant’s Work which (A) relate to the fit of Landlord’s Work or Tenant’s Work with the Base Buildings’ structure or systems if (B) Tenant specifically requests in writing that such aspects be reviewed by Landlord’s consultants under this clause (iii).

4.	Space Plan and Premises Plan.

(a)       General Standards.   The layout, design, materials, finishes and equipment specified for the Initial Space in the Space Plan and the Premises Plan shall incorporate standards which equal or exceed Building Standard.

(b)       Tenant Design and Construction Manual.   Promptly I after completion thereof, but in any event not later than the earlier of May 10, 1989 or the time set forth on the Project Schedule, Landlord shall deliver to Tenant the Lease Outline Drawings and the Tenant Design and Construction Manual, which will be consistent with the Preliminary Tower Schematic Design Package and any changes thereto approved pursuant to the Master Agreement. The Lease Outline Drawings will contain the following information about the Initial Space:

(i)	A dimensioned outline floor plan at a minimum scale of one eighth inch equals one foot, showing the building module,

(ii)	Dimensioned structural drawings showing the size and layout of the framing for the Floor and the Floor immediately above and the location and layout of applicable below-grade installations and functions,

(iii)	Dimensioned mechanical drawings showing the location of:

(A)	primary air duct loop;

(B)	sprinkler system and main sprinkler location;

(C)	water supply and drainage systems, and access for tenant connections;

(D)	fire hose cabinets;

(E)	access to general exhaust system;

(F)	access to auxiliary condenser water system;

(G)	life safety systems; and

(H)	location of the Building telephone switch room,

(iv)	Dimensioned electrical drawings showing the location of:

(A)	fire detection and fire warning systems;

(B)	raised floor system;

(C)	electrical panels in the core; and

(D)	telephone back board in the core.

The Tenant Design and Construction Manual will contain the following information and guidelines relative to the manner in which Landlord’s Work and Tenant’s Work is to be designed and constructed:

(1)	Interior architecture, specifying Building Standard partitions, ceiling systems, window coverings and entries;

(2)	Mechanical engineering, specifying Building Standard heating/cooling loads, maintained temperatures, ventilation, lighting/duct work coordination and special exhaust systems;

(3)	Electrical engineering, specifying Building Standard power loads, outlets, lighting and dedicated circuitry;

(4)	Plumbing, specifying Building Standard fixtures and materials;

(5)	Structural engineering, specifying floor loads, stairs and slab penetrations; and

(6)	Fire protection systems, specifying Building Standard alarms and communications and emergency lighting.

(c)       General Procedures.   Tenant shall cause the Space Planner to become familiar with the Tenant Design and Construction Manual, Lease Outline Drawings and other design criteria and construction procedures in this Exhibit D to permit completion of proper and adequate architectural, structural, mechanical and electrical working drawings for Landlord’s Work and Tenant’s Work. In accomplishing the design approvals set forth in this Section 4, Tenant is encouraged to furnish to Landlord all stacking diagrams, space plans, schematic, outline, design development and other preliminary plans and specifications for Landlord’s Work and Tenant’s Work. Landlord shall review any plans and specifications so submitted and shall give Tenant all comments Landlord may have.

(d)        Space Plan.     Tenant shall deliver to Landlord four copies of a Space Plan, promptly after preparation thereof, and in any event not later than the date set forth for such delivery on the Project Schedule. Such date set forth on the Project Schedule shall be extended by the number of days, if any, by which Landlord fails to deliver the Tenant Design and Construction Manual and Lease Outline Drawings as required on the Project Schedule under Section 4(b).

(e)        Approval of Space Plan.     Not more than 20 working days after receipt of the Space Plan, Landlord shall notify Tenant either of its approval thereof or of the changes that are reasonably required. If Landlord notifies Tenant that changes are required, Tenant shall submit to Landlord, for its approval, a Space Plan amended by Tenant and the Space Planner in accordance with the changes so required.

(f)        Premises Plan.     After Landlord’s approval of the Space Plan (or amendment thereof) under Section 4(e), Tenant shall deliver to Landlord 2 copies (and one sepia copy) of the Premises Plan prepared by the Space Planner. Such delivery shall be made not later than the date set forth therefor on the Project Schedule. Such date set forth on the Project Schedule shall be extended by the number of days, if any, by which Landlord fails to deliver the Tenant Design and Construction Manual and Lease Outline Drawings as required on the Project Schedule under Section

4(b) or fails to review the Space Plan as required under Section 4(e).

(g)        Approval of Premises Plan.     Not more than 20 working days after receipt by Landlord of the Premises Plan, Landlord shall notify Tenant either of its approval thereof, or of the changes that are reasonably required. If Landlord notifies Tenant that changes are required, Tenant shall submit to Landlord, for its approval, a Premises Plan amended by Tenant and the Space Planner in accordance with the changes so required.

(h)        High Risk Items.     In Landlord’s review of the Space Plan and Premises Plan and other plans submitted by Tenant under this Section 4, Landlord will identify any item of Landlord’s Work or Tenant’s Work which Landlord reasonably believes is a High-Risk Item (as defined below). Any item on the Premises Plan approved by Landlord under Section 4(g) and not identified by Landlord as a High-Risk Item shall be deemed not to be a High-Risk Item. All High-Risk Items included on the approved Premises Plan shall have the effect on schedule and completion of Landlord’s Work and Tenant’s Work that is set forth in Section 9(b). “High Risk Items” shall refer to any unusual and unanticipated portion of Landlord’s Work or Tenant’s Work on any Floor which has a reasonable probability of not being substantially completed on or before the time specified for such portion on the Project Schedule due to limited supplies or suppliers, length of time to be fabricated, manufactured, delivered or installed, existing or impending labor problems related to the off-site fabrication, manufacture or delivery of such items, or other similar foreseeable circumstances, considering, in each such case, the history and current conditions of the marketplace.

(i)        Cost of Plan Reviews.     Tenant shall pay to Landlord all reasonable out-of-pocket fees and reimbursables (not to exceed $20,000 total) payable by Landlord to architects, engineers and other consultants for the review of the Space Plan and the Premises Plan (including any amendments thereto and revisions thereof), and reviews under Sections 3(c)(iii) and 4{c). Landlord shall cooperate with Tenant in obtaining estimates of such fees when requested by Tenant. The hourly fees to be charged Tenant hereunder for such architectural and other services shall not exceed the rates charged Landlord for such services. If the frequency of plan reviews to be performed by Landlord’s architects, engineers and other consultants is significantly greater than normal for a project of this type, an appropriate increase shall be made in the $20,000 fees and reimbursables limitation set forth above.

(j)        Drawing Size.     Unless otherwise agreed by Landlord, all drawings provided by Tenant shall be of uniform size not exceeding 30” x 42” and to a minimum scale of one eighth inch equals one foot for floor plans, one quarter inch equals one foot for wall elevations and one-half inch equals one foot for special details.

5.	Pricing.

(a)	Tenant’s Cost. The cost to Tenant of Landlord’s Work and Tenant’s Work shall equal the sum of the following:

(i)	the direct and actual cost of all Tenant’s Work performed and supplied by subcontractors (or by the Initial Space Contractor) pursuant to bids awarded under Section 5(c), including cost of changes in such work requested by Tenant;

(ii)	the direct and actual cost of all Tenant’s Work performed and supplied by subcontractors (or by the Initial Space Contractor) which was not covered by bids awarded under Section 5(c), including costs of changes in such work requested by Tenant;

(iii)	those fees and charges of the Initial Space Contractor, as determined under Section 3(a);

(iv)	Landlord’s coordination fee described in Section 5(e); and

(v)	a charge for utilities, storage, hoisting, temporary toilets, trash removal and other general conditions charged by the Base Building Contractor or otherwise relating to use of Base Building facilities or services equal to $.40 times the number of Square Feet in the Initial Space.

(vi)	the direct and actual incremental, out-of-pocket cost of all Landlord’s Work, if Tenant fails to complete its plans by the time specified in the Project Schedule (as extended by delays caused by Landlord), to the extent that such cost exceeds the cost of Landlord’s Work had Tenant completed its plans on time.

(b)        Estimates.     Landlord and Tenant shall cause the Initial Space Contractor from time to time to prepare and deliver preliminary cost estimates of all work (or portions thereof) described in Sections 5(a)(i) and (ii) as the design of Landlord’s Work and Tenant’s Work progresses. Such cost estimates shall reflect the results of preliminary bidding of such work (or portions thereof) if Tenant requests and if design of such work (or portion thereof) permits meaningful estimating of cost by bid.

(c)        Bidding.     Upon the completion and approval of the Premises Plan under Section 4(g) or upon development and approval of the Premises Plan or parts thereof to the point that bid packages may be prepared, and in any event by the time specified in the Project Schedule (subject to extension for delays caused by Landlord), Landlord and the Initial Space Contractor, with Tenant’s participation, shall let for bid to subcontractors and suppliers reasonably approved by Tenant all aspects of Landlord’s Work and Tenant’s Work other than aspects which Tenant reasonably agrees may be priced by means other than bidding and other than aspects covered by Section 5(d). Landlord shall, with Tenant’s participation, negotiate with bidders and select successful bidders, and shall at Tenant’s request rebid items of Landlord’s Work or Tenant’s Work after changes in design thereof made by Tenant, all in an effort to meet Tenant’s budget requirements for the work, subject to the constraints of the Project Schedule.

(d)        Unit Pricing.   As long as Tenant makes request not later than the time specified on the Project Schedule, Landlord shall provide for purchase by Tenant of Building Standard items which Landlord is otherwise purchasing in significant quantities for the Base Building or for other tenant space, at a cost equal to the cost payable by Landlord under its contract with the Base Building Contractor or other applicable contract. If Tenant elects to have Landlord supply any such items at such cost, Tenant shall be bound to purchase them regardless of subsequent changes in Tenant’s design.

(e)        Coordination Fee.   Tenant shall pay to Landlord, for Landlord’s performance of its obligations under this Exhibit D, including, without limitation, the performance of the coordination services described on Schedule 4, a fee equal to $125,000.00, which fee will be paid one-half when the Tenant Design and Construction Manual and Lease Outline Drawings are delivered by Landlord to Tenant and the remainder 30 days after the Commencement Date.

(f)        Cost Accounting.   In bidding items of Landlord’s Work and Tenant’s Work under Section 4(c}, or in otherwise determining cost under Section 4(c), Landlord shall with Tenant’s participation accomplish a separate pricing of items of Landlord’s Work and items of Tenant’s Work, so that the expenditure of the Improvement Allowance or other funds by Tenant may be correctly accomplished and accounted for.

(g)        Trading Floor.   If, in meeting the excess heating, cooling and ventilating requirements for the Trading Floor over those requirements for a typical floor, Tenant’s Work includes (with Landlord’s approval) mechanical facilities located in rentable area on the Trading Floor that would not have occupied such rentable area if the Trading Floor were located on the seventh floor, then the amount of such rentable area shall be excluded from Square Feet in the Premises.

6.	Completion of the Work.

(a)        Expenditure Authorization.   Upon the completion of all bidding and awarding of bids and other establishing of costs or estimates of costs under Section 5, and in no event later than the date specified in the Project Schedule (subject to delays caused by Landlord), Landlord shall submit to Tenant a proper Expenditure Authorization covering Landlord’s Work and Tenant’s Work. Within the time set forth on the Project Schedule, Tenant shall approve the Expenditure Authorization in writing. If the cost of any item cannot be known until it is completed, an estimate thereof shall be set out on the Expenditure Authorization and Tenant shall be responsible for the final actual cost thereof notwithstanding such estimate. Tenant agrees to pay Landlord for the costs of all Tenant’s Work, as required by the Expenditure Authorization, by making progress payments upon approval of such disbursements by the Space Planner and otherwise in accordance with the disbursement provisions of Landlord’s construction contract with the Initial Space Contractor regarding Landlord’s Work and Tenant’s Work (which provisions will be consistent with customary construction disbursement procedures and will include provisions for retainage approved by Tenant).

Tenant shall not pay for items of Landlord’s Work, except to the extent set forth in Section 5(a)(vi). Landlord will cause the Initial Space Contractor to submit to Tenant construction progress reports on or before the 15th day of each month during construction of the Tenant’s Work, which reports will include an itemized statement of the costs actually incurred by Landlord in the performance of Landlord’s Work and Tenant’s Work, the Landlord’s Work and Tenant’s Work completed to date, an updated schedule for completion of the Landlord’s Work and Tenant’s Work and a summary of problems and issues regarding Landlord’s Work and Tenant’s Work. All payments by Tenant shall be first credited against the Improvement Allowance.

(b)        Landlord’s Work and Tenant’s Work.     Upon receipt from Tenant of an executed Expenditure Authorization, Landlord shall commence and shall diligently pursue to completion Landlord’s Work and Tenant’s Work on each Floor, all in accordance with the Premises Plan, within the time specified on the Project Schedule (subject to Unavoidable Delays) and for the cost set forth on the Expenditure Authorization (subject to changes requested by Tenant and to design matters described in Section 3(c)(ii)).

(c)        Tenant shall cooperate with Landlord and the Initial Space Contractor upon request, and Landlord and Contractor will cooperate with Tenant and Tenant’s consultants upon request, to promote the efficient and expeditious completion of Landlord’s Work and Tenant’s Work.

(i)	Within 60 days after the date of the Lease, Tenant will designate a representative (Tenant’s Representative”), who will have the authority to make decisions on Tenant’s behalf under this Exhibit D. The Tenant’s Representative will be designated by Tenant in a written notice to Landlord and such designation may be changed from time to time through further written notice to Landlord.

(ii)

Within 60 days after the date of the Lease, Landlord will designate a project manager (the “Project Manager”) who will have the authority to make decisions on Landlord’s behalf under this Exhibit D, will have as his primary responsibility the management of the project and will be available to Tenant on a first priority basis as and when reasonably requested by Tenant. The Project Manager will be designated by landlord in a written notice to Tenant and such designation may be changed from time to time through further written notices to Tenant; provided, that in any event Tenant will have the right to approve the Project Manager, which approval will not be unreasonably withheld and will be given or withheld within 5 days after Tenant received Landlord’s designation notice (failing which Tenant will be deemed to have approved the Project Manager designated by Landlord).

(d)	Other Work in the Initial Space.

(i)	Tenant shall be responsible and pay for any work in the Initial Space including design cost which is not included in the Premises Plan, Base Building or Landlord’s Work but which is desired by Tenant (“Tenant’s Other Work”). Tenant’s Other Work shall be:

(A)	of a quality of at least equal to Building Standard,

(B)	completed in accordance with plans and specifications previously approved by Landlord,

(C)	carried out without interfering with the work of the Base Building Contractor, the Initial Space Contractor and the work of other tenants, and

(D)	designed, performed and completed in strict compliance with Article 7.00 of the Lease and Section 7 of this Exhibit D.

(ii)	Space planners, contractors and workers engaged by Tenant from time to time to carry out Tenant’s Other Work shall, to the extent applicable, be union contractors and shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld or delayed. Tenant shall cause all such space planners, contractors and workmen to become familiar with the Building working drawings, as-built conditions, design criteria and construction procedures to permit proper design and completion of Tenant’s Other Work, and shall impose all applicable terms of this Exhibit D on them.

(e)       Working Drawings.   Upon completion of the Initial Space, Tenant shall deliver to Landlord (or Landlord shall retain) one set of complete, final working drawings for Landlord’s Work, Tenant’s Work and Tenant’s Other Work.

(f)       Warranties.   All warranties obtained from the Initial Space Contractor and from subcontractors relating to Landlord’s Work and Tenant’s Work will provide that such warranties commence when the Initial Space is complete and that they will inure to the benefit of, and will be enforceable by, Tenant.

7.	Tenant’s Access for Completion of Work

(a)       Access.   Subject to compliance with applicable rules referred to in Section 7(b), Tenant and representatives of Tenant approved by Landlord shall have access to and non-exclusive use of the Initial Space to perform such inspections as Tenant may desire and to perform Tenant’s Other Work. Tenant’s contractors, subcontractors and workers performing Tenant’s Other Work shall cause no conflict with any union or other contract to which Landlord or the Base Building Contractor or the Initial Space Contractor may be a party. If Tenant’s contractors or workers cause such conflict Tenant shall forthwith remove them from the Building. Landlord shall have no responsibility or liability whatsoever with respect to any such work or attendant materials left or installed in the Building, and shall be reimbursed for any additional costs and expenses of Landlord caused thereby, or resulting directly or indirectly from any delays caused to Landlord or to the Base Building Contractor or the Initial Space Contractor or to work for other tenants of the Building.

(b)       Rules.   In order to ensure that work proceeds efficiently on the Building, Landlord and the Base Building Contractor may from time to time make reasonable rules for coordination of all construction work. Tenant shall ensure that Tenant, the Space Planner and any designer, contractor and workmen employed by Tenant for Tenant’s Other Work are informed of and observe such rules, and prior to commencement of any construction work make appropriate arrangements with Landlord or the Base Building Contractor, particularly with respect to:

(i)	Material handling and hoisting facilities.

(ii)	Material and equipment storage.

(iii)	Time and place of deliveries.

(iv)	Hours of work and coordination of work.

(v)	Power, heating and washroom facilities.

(vi)	Scheduling.

(vii)	Security.

(viii)	Clean-up.

(c)     Hoardings.   Landlord may require on multi-tenant floors that neat screens or hoardings as designed or prescribed by Landlord be erected at Tenant’s expense around Tenant’s Other Work and that, with respect to Tenant’s Other Work, all work be conducted and all tools and materials be kept behind such hoardings, and that all cutting, drilling or other work of a noisy or vibrant nature be conducted outside the normal business hours of tenants in occupancy.

8.	Allowances and Payments.

(a)     Improvement Allowance.   Landlord shall pay to Tenant a cash allowance (the “Improvement Allowance”) to be applied by Tenant to its costs of design and construction of leasehold improvements in the Initial Space in an amount equal to the sum of (i) the product of $32.50 times the number of Square Feet in the Initial Space (other than the Trading Floor described on Schedule 1 to this Exhibit D) and (ii) the product of $40.00 times the number of Square Feet on the Trading Floor. The Improvement Allowance will be credited by Landlord against Tenant’s payments pursuant to the Expenditure Authorization. If the Tenant Allowance exceeds the cost of Tenant’s Work (and Landlord’s Work, if applicable) under Section 5(a), Landlord will pay such excess to Tenant, not later than 30 days after the Commencement Date. Tenant shall on request by Landlord provide Landlord with construction schedules, budgets, construction statements, invoices, lien waivers and other materials and information reasonably complete and acceptable to Landlord relating to costs for Tenant’s Other Work incurred by Tenant. If the cost of Tenant’s Work (and Landlord’s Work, if applicable) under Section 5(a) exceeds the Improvement Allowance, then Tenant shall pay the amount of such excess in monthly installments on the basis established for crediting of amounts of the Improvement Allowance under the Expenditure Authorization.

(b)     Plan Review Allowance.   In addition to the Improvement Allowance, Landlord has paid to Tenant a cash allowance (the “Plan Review Allowance”) in the amount of $100,000, to be applied by Tenant to the fees and costs of a consultant selected by Tenant to review and confirm the quality of Landlord’s plans and specifications for the Building’s core and shell and other purposes.

(c)     Moving Allowance.   In addition to the Improvement Allowance and the Plan Review Allowance, Landlord shall pay to Tenant a cash allowance (the “Moving Allowance”) to be applied by Tenant to its costs of moving from its premises in the Pain Tower and the Thorpe Building into the Initial Space and other purposes, in an amount equal to $250,000. The Moving Allowance shall be paid by Landlord on or before a date that is 30 days after Tenant commences occupancy or use for the conduct of its business of at least seven Floors in the Initial Space.

(d)     Limitation.   If an Event of Default exists on the date established for any payment of the Improvement Allowance, Plan Review Allowance or Moving Allowance under this Section 8, then such payment shall be due on the date on which such Event of Default is cured without occurrence of any other Event of Default.

9.	Commencement Date.

(a)     Commencement Pate.   Tenant contemplates that its staged move into the Initial Space will take 6 consecutive weekends to accomplish. However, for purposes of simplifying the calculation of Rent, Landlord and Tenant ~ agree that the “Commencement Date” will be deemed to be 24 days after the first Friday following the Initial Space

Completion Date, notwithstanding the moving progress actually made by Tenant. Tenant will have the right, without cost to Tenant, to exclusive use of at least two passenger elevators and, on a non-exclusive first priority basis (as reasonably established with Landlord), of at least one freight elevator, all serving the Initial Space during Tenant’s move from 7:00 p.m. Fridays through 7:00 a.m. Mondays (on a 24-hour basis).

(b)     Initial Space Completion Date.   The “Initial Space Completion Date” shall be the date on which all of the following (subject only to the completion of punchlist items, which Landlord will diligently complete within 30 days (or such longer period as is reasonably required) after the Initial Space Completion Date) have occurred:

(i)	the roof of the Building and the exterior curtain wall, including windows and entrances which are a part of such curtain wall, shall be complete to the extent necessary for the Initial Space and Common Areas to be water-tight and heated and cooled;

(ii)	the skyway crossing Sixth Street and grade level elevator lobbies of the Building shall be completed to the extent necessary to provide Tenant and its employees and invitees clear, safe, reasonably presentable and convenient access to and from the Initial Space;

(iii)	the Base Building systems serving the Initial Space shall be operational;

(iv)	safe, clear and convenient access to and use of the Delivery Facilities shall be provided to Tenant, its employees and invitees;

(v)	Landlord’s Work and Tenant’s Work on each Floor shall be substantially completed;

(vi)	the Parking Facilities shall be substantially completed;

(vii)	passenger elevators, in a number equal to the number of elevator cabs in the elevator bank serving the Initial Space less two, and one service elevator, and escalators between the parking levels and the main lobby and the main lobby and skyway level, shall be operational;

(viii)	a certificate of occupancy or other governmental authorization shall have been issued for the Building (or part thereof) and the Initial Space permitting Tenant’s use thereof for the conduct of its business;

(ix)	Tenant shall have received a certificate from the Architect stating that each of the items described in items (i) through (viii) above has been completed or is in place.

Notwithstanding the foregoing, if the occurrence of any of the items set forth in clauses (i) through (viii) above is delayed due to the failure of Tenant to provide the Space Plan or Premises Plan by the time required under Section 4, or if any revision thereof under Section 4 is not promptly made and delivered as required by Landlord, or if delays in completion of Landlord’s Work or Tenant’s Work occur due to delays in acquiring or installing High Risk Items accepted by Tenant pursuant to Section 4(h}, or if Tenant otherwise by its actions or inactions delays the occurrence of any of such items in clauses (i) through (viii), or if the Space Planner fails to perform its obligations on time under the contract with the Initial Space Contractor, then the Initial Space Completion Date shall be the date on which all of the items in clauses (i) through (viii) above would have occurred without taking into account any such delays and the effects thereof. Landlord shall, as a condition to any advancement of the Initial Space Commencement Date, give Tenant written notice of the occurrence of any such delays promptly after their occurrence; provided, however, that the existence of such notice will not preclude Tenant from contesting the occurrence or extent of any such delays.

10.     Building Completion.   After the Initial Space Completion Date, Landlord shall, at its expense, cause (a) the Building to be completed in accordance with the final working plans and specifications prepared pursuant to the Final Tower Schematic Design Package in accordance with the Master Agreement, and (b) the remainder of the Project to be properly completed.

SCHEDULE 1

BASE BUILDING

The Base Building includes, on each Floor in the Building, the following construction, facilities and installations, and any other general building components, systems and facilities described in the Outline Specification:

Washrooms:	One women’s washroom and one men’s washroom in the core, finished as specified in the Outline Specification.

Stairways

Interior stairway (or, as required by code, stairways on larger floor plates) in the core and access thereto, with steel construction stairs, integral handrails and concrete-filled plan treads, finished as specified in the Outline Specification.

Fan and electrical Rooms:	An electrical closet in the core and a fan room located on the Floor, and access thereto, finished as speci-fied on the Outline Specification.

General Exhaust Riser:	Access at one location in the core to the Building’s general vent system, provided at the number of locations and with capacity as specified in the Outline Specification.

Drainage:	Access at one location in the core to the Building’s general vent system, provided at the number of locations with capacity as specified in the Outline Specification.

Water Piping:	Access at the core to auxiliary cold water piping, stubbed and capped, provided at the number of locations and on basis specified in the Outline Specification.

Drinking Fountains:	One chilled water drinking fountain in core walls, as specified in the Outline Specification.

Window Treatment:	Shades on all exterior office windows, together with tracks and cord draw assemblies, if applicable, of type and quality specified in the Outline Specification.

Lighting:	Lighting in washrooms, stairwells, mechanical rooms and utility rooms serving the Building and emergency lighting servicing the Building generally, as specified in the Outline Specification.

Sprinklers:	A sprinkler main pipe, stubbed and capped, at one location in the core.
Elevator Lobby:

Elevator lobby core walls with gypsum board to nine foot (9’) height, taped and sanded, ready to receive finish, with elevator door fronts and frames, prime painted with no ceiling finish (exposed structure).

Power:	Access in each electrical closet to electrical power with capacity of 6.0 Watts per useable square foot, with base building system features as specified in the Outline Specifi-cation.

Telephone:	Building cable connected to terminal tray in telephone closet in the core, as specified in the Outline Specification.

Gas:	Access to natural gas supply in main Building meter room.

Heating, Ventilating and Air Conditioning	The insulated primary supply loop, and insulated connecting ductwork to six fan powered variable air volume boxes that provide perimeter heating and cooling, with base building system features and capacities as specified in Outline Specification.

Exterior Walls:

Complete exterior walls of the Building with insulation, soffits, drywall and convector covers, if any. Drywall taped and sanded, ready to receive tenant’s finish, and convector covers, if any, with prefinished or primed and ready for tenant’s finish. All columns and exposed service core walls framed with gypsum board, taped and sanded, ready to receive tenant’s finish.

Floors:	Steel troweled finish concrete, level to specified tolerance.

Doors:	Solid core finished doors, complete with frame, trim and hardware, installed on washrooms, stairwells, and electrical, mechanical and telephone rooms, and as specified in the Outline Specification

Noise Criteria:	Criteria specified in Outline Specification.

Raised Floors:

Raised floor system described in the Outline Specification, not including electrical distribution within the system. Tenant may elect to substi-tute for the system specified in the Outline Specification with a system approved by Landlord of equal or better quality, and will receive a credit for the substituted system.

Trading Floor:	On the fourteenth floor, a height from the top of the slab on the fourteenth floor to the underside of the slab on the fifteenth floor of 17 feet 4 inches.

Life Safety:	All life safety systems, as required by code, including, but not limited to, smoke detectors in exit stair-walls, emergency egress lighting, smoke exhaust and stair pressuriza-tion.

Nothing contained in this Schedule 1 shall limit or qualify Landlord’s obligations under the Master Agreement.

SCHEDULE 2

LANDLORD’S WORK

“Landlord’s Work” means the following installations on each Floor in the Initial Space (other than the Trading Floor, unless provided otherwise), provided Tenant has submitted its plan in accordance with the mutually approved Project Schedule:

Ceiling Grid and Tile

The general office ceiling grid and tile as described in the Outline Specification installed at uniform height 9’ above the raised flooring. At least 8” unobstructed and clear space will be allowed above the ceiling to accommodate Tenant’s lighting, as shown in 1/30/89 plan prepared by Lohan & Associates titled “Preliminary Building System Section.”

5/8” taped and sanded flat drywall ceiling installed at Tenant’s option per Tenant’s plan in elevator lobbies, reception areas, and conference rooms.

Sprinkler System

Building sprinkler system (to meet applicable code requirements including fire speakers), as described in the Outline Specification, installed in accordance with Tenant’s plans (and installed on the Trading Floor in accordance with Tenant’s plans) ..

Heating, Ventilating, and Air Conditioning	Air conditioning A complete HVAC System, as described in the Outline Specification, to serve office space per Tenant’s plans (but excluding the primary loop and VAV boxes described on Schedule 1). System includes up to twenty-two (22) fan powered cooling only VAV boxes per floor in sizes specified in Tenant’s plan not exceeding Base Building Capacity, supply air diffusers in quantities to distribute the air, ductwork, and return air

Through the light fixtures. Temperature sensors or thermostats shall be connected and coiled with the VAV box and ready for mounting on the partitions. Special equipment (if any) over those listed above required to handle Tenant’s other special uses are not included.

Lighting

Building standard fluorescent light fixtures in general office areas with a 10’ whip as described in the Outline Specification at up to 1 per 50 square feet of ceiling area devoted to such lighting, installed per Tenant’s plan with tubes fully connected and circuited (with all junction boxes) to the building’s 277/480 electrical service panels, including connecting wires which will be provided at the junction boxes but not including pulling wires to switches or the supply or installation of switches.

Building standard incandescent recessed down lighting as described in the Outline Specification installed at Tenant’s option per Tenant’s plan in elevator lobbies, conference rooms, and reception areas at no more than 1 per 25 square feet of ceiling area devoted to such lighting. Lighting will be fully circuited but shall not include pulling wires to switches or supply or installation of switches.

Building Standard exit signs in accordance with code based on Tenant’s plan.

Tenant may elect to substitute at its expense for Building Standard fluorescent or incandescent fixtures with a fixture approved by Landlord of equal or better quality, and will receive a credit for the substituted fixtures.

Exhaust Fans

Building Standard exhaust fans as described in the Outline Specification per Tenant’s plan in conference rooms, lunch rooms, and lounges sized for task and area. Exhaust fans includes all equipment, control devices, ductwork, wiring, and labor, but does not include pulling wires to switches or supply and installation of switches.

SCHEDULE 3

PROPOSED MODIFICATIONS

Basis for Determining
	Item	Cost
1.	Additional floor loading	As set forth in Section 2(d) (i) and (ii)

2.	Openings for interior stairways	As set forth in Section 2(d) (i) and (ii)

3.	Increased capacity of emergency generator	As set forth in Section 2(d) (i) and (ii)

4.	Raised floor cutouts in excess of 1 per 200 square feet of floor area	As set forth in Section 2(d) (i) and (ii)

5.	Increased capacity or size of fan on Trading Floor	As set forth in Section 2(d) (i) and (ii)

6.	Special core doors to exit stairwells	As set forth in Section 2(d) (i) and (ii)

7.	Card access at exit stairway doors	As set forth in Section 2(d) (i) and (ii)

8.	Decorative stairwell from Building lobby to Tenant retail space, including openings, and design construction thereof	No charge and no rental charge

EXHIBIT F

JANITORIAL SCHEDULE

I.	Daily Cleaning Operations.

A.	General Cleaning.

1.	Empty waste containers and remove from buildings.

NOTE:	The cleaning of waste containers is not considered part of standard cleaning. Tenant may request this service for which a charge will be determined.

2.	Empty and clean ash trays.

3.	Dust desks and tables.

4.	Dust mop hard surface floors.

5.	Remove spots and stains from hard surface floors.

6.	Spot vacuum carpets and rugs.

7.	Clean sinks in office areas.

8.	Clean drinking fountains.

9.	Spot cleaning of tenant carpeting as needed.

B.	Washroom Cleaning.

1.	Clean and sanitize toilet bowls, seats, plumbings and hardware.

2.	Clean and sanitize urinal bowl and hardware.

3.	Clean and sanitize washbasin bowl and hardware.

4.	Dust and/or clean all horizontal and vertical surfaces in washroom, such as dispensers, partitions, walls and doors.

5.	Clean all mirrors.

6.	Fill paper holders and towel cabinets.

7.	Dust mop or sweep floor area.

8.	Camp mop floor area using a disinfectant liquid soap.

9.	Spot clean washroom walls.

10.	Dusting of tenant furniture and office equipment.

C.	Miscellaneous Cleaning.

1.	Clean drinking fountains.

2.	Spot clean entrance glass and mats.

3.	Damp mop public corridors, cafeterias and entrance tile floor areas.

4.	Damp mop vending machine and kitchen areas.

5.	Clean elevator cabs as follows:

a.	Vacuum carpet.
b.	Clean and polish cab walls, doors and rails.
c.	Clean door rubbers.
d.	Vacuum door slides.

II.	Weekly Cleaning Operations.

1.	Wall to wall vacuuming.

2.	Spray buff public corridors, cafeterias and entrance tile floor areas.

3.	Dust elevator cab ceiling.

4.	Vacuuming of tenant upholstered furniture performed on an ongoing basis as needed or inspected.

NOTE: Our cleaning personnel are instructed not to clear any office machines.

III.	Bi-Weekly Cleaning Operations.

1.	Spray buff hard surface floors.

IV.	Monthly Cleaning Operations.

1.	Clean entrance side glass.

2.	Scrub and refinish hard surface floors (as inspected).

V.	Semi-Annually Cleaning Operations.

1.	Clean grills and diffusers.

VI.	Annual Cleaning Operations.

1.	Clean light fixtures (as inspected).

2	Clean blinds (as inspected).

3.	Strip hard surface floors (as inspected).

VII.	Wash exterior windows two times a year; and a’ third time each year, if needed.

RETAIL
4 STORY RETAIL ATRIUM
OPEN TO BELOW
OFFICE TOWER ENTRANCE
GROUND FLOOR PLAN
SKYWAY FLOOR PLAN
DAIN BOSWORTH \ NEIMAN MARCUS PLAZA
LOBBY DESIGN SCHEME C.
LOHAN ASSOCIATES
JANUARY 30, 1989

5' x 15' Display Area to be
located in a mutually acceptable
rectangular area, having such
dimensions, and located within
the cross-hatched area shown
on this Exhibit G.